Exhibit 10.12

OFFICE LEASE

THIS OFFICE LEASE (“Lease”) is executed as of April 1, 2011 by and between 1400 FASHION ISLAND LLC, a Delaware limited liability company (“Landlord”) and RING CENTRAL, INC., a California corporation, (“Tenant”) having its principal office at 1400 Fashion Island Boulevard, San Mateo, California.

INDEX

Article	Title
1.	Basic Provisions
2.	Premises, Term and Commencement Date; Temporary Space; GPS Antenna
3.	Rent
4.	Taxes and Operating Expenses
5.	Landlord s Work, Tenant s Work, Alterations and Additions
6.	Use
7.	Services
8.	Insurance
9.	Indemnification
10.	Casualty Damage
11.	Condemnation
12.	Repair and Maintenance
13.	Inspection of Premises
14.	Surrender of Premises
15.	Holding Over
16.	Subletting and Assignment
17.	Subordination, Attornment and Mortgagee Protection
18.	Estoppel Certificate
19.	Defaults
20.	Remedies of Landlord
21.	Quiet Enjoyment
22.	Accord and Satisfaction
23.	Security Deposit
24.	Brokerage Commission
25.	Force Majeure
26.	Parking
27.	Hazardous Materials
28.	Additional Rights Reserved by Landlord.
29.	Defined Terms
30.	Miscellaneous Provisions
31.	Renewal Option
32.	Tenant’s Right of First Offer
33.	Tenant’s Expansion Option; Conditional Right to Terminate
34.	Tenant’s Right to Backup Generator

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EXHIBITS

Exhibit A	Plan Showing Property and Premises
Exhibit B	Work Letter Agreement
Exhibit B-1	Space Plan
Exhibit B-2	Tenant’s Work
Exhibit B-3	Contractor’s Insurance Requirements
Exhibit C	Building’s Rules and Regulations; Janitorial Specifications
Exhibit D	Commencement Date Confirmation

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ARTICLE 1.

BASIC PROVISIONS

A.	Tenant’s Name:	RING CENTRAL, INC., a California corporation

B.	Tenant’s Address:	1400 Fashion Island Blvd., San Mateo, California

C.	Office Building Name:	Century Centre II

D.	Address:	1400 Fashion Island Blvd., San Mateo, California

E.	Premises: Suite/Unit No.:	Suite No. 700

F.	Square Feet (Rentable):	18,102

G.	Landlord:	1400 FASHION ISLAND LLC, a Delaware limited liability company

H.	Landlord’s Address:	13100 Skyline Boulevard, Woodside, CA 94062

I.	Building Manager/Address:	CB Richard Ellis
1400 Fashion Island Boulevard, Suite 305 San Mateo, CA 94404

J.	Commencement Date:	The later of (i) September 1, 2011, or (ii) the date of Landlord’s Substantial Completion of the Tenant Improvements as defined in Exhibit B, which date shall be confirmed by execution of the Commencement Date Confirmation in the form as set forth in Exhibit D

K.	Expiration Date:	The later of (i) November 30, 2016, or (ii) the last day of the 63rd calendar month following the Commencement Date, which date shall be confirmed by execution of the Commencement Date Confirmation in the form as set forth in Exhibit D

L.	Security Deposit:	$215,000.00, provided that and only if Tenant is not then in default under the Lease beyond any applicable cure periods, (i) on the 1st day of the twenty-fifth (25th) full calendar month of the Term, the amount of the Security Deposit shall be reduced to $175,000.00, and (ii) on the 1st day of the thirty-seventh (37th) full calendar month of the Term, the amount of the Security Deposit shall be reduced to $145,000.00. If Tenant is in default, at the time of any such reduction, beyond any applicable cure periods, Landlord shall not be obligated to make such reduction nor any subsequent reduction provided for above. If, after any such reduction, Tenant defaults under the Lease and fails

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		to cure such default within any applicable cure periods, Tenant shall, within thirty (30) days of Tenant’s receipt of written notice from Landlord, replenish the Security Deposit to its original amount of $215,000.00

M.	Monthly Rent:	Lease Months	Monthly Rent

		1 thru 3	$ 0.00
		4 thru 12	$42,901.74
		13 thru 24	$44,188.79
		25 thru 36	$45,514.46
		37 thru 48	$46,879.89
		49 thru 60	$48,286.29
		61 thru 63	$49,734.87

N.	Operating Expense Base:	Calendar Year 2011

O.	Tax Base:	Calendar Year 2011

P.	Tenant’s Pro Rata Share:	10.45%. Tenant’s Pro Rata Share shall be determined by and adjusted by Landlord from time to time (but shall not be readjusted sooner than the commencement of the second Lease year), by dividing the Tenant’s Rentable Square Feet of the Premises by the rentable area of the Building, currently 173,269 rentable square feet, and multiplying the resulting quotient, to the second decimal place, by one hundred.

Q.	Normal Business Hours:	Monday through Friday: 7:00 a.m. to 6:00 p.m.

R.	Brokers:	CB Richard Ellis, Inc., representing Landlord, and CB Richard Ellis, Inc., representing Tenant.

S.	Parking Fee:	Tenant shall be entitled to use up to 60 non-assigned, surface parking spaces at the Building (calculated by multiplying 3.3 parking spaces per 1,000 rentable square feet of the Premises which is the Building standard method of allocation employed by Landlord with respect to all tenants in the Building), free of charge during the initial Term, and any Renewal Term (with such parking being increased by 3.3 parking spaces per 1,000 rentable square feet if Tenant exercises its Right of First Offer or Expansion Option described below).

The foregoing provisions shall be interpreted and applied in accordance with the other provisions of this Lease set forth below. The capitalized terms, and the terms defined in Article 29, shall have the meanings set forth herein or therein (unless otherwise modified in the Lease) when used as capitalized terms in other provisions of the Lease.

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ARTICLE 2.

PREMISES, TERM AND COMMENCEMENT DATE;

TEMPORARY SPACE; GPS ANTENNA

A. Premises. Landlord hereby leases and demises to the Tenant and Tenant hereby takes and leases from Landlord that certain space identified in Article 1 and shown on a plan attached hereto as Exhibit “A” (“Premises”) for a term (“Term”) commencing on the Commencement Date and ending on the Expiration Date set forth in Article 1, unless sooner terminated as provided herein, subject to the provisions herein contained. The Commencement Date set forth in Article 1 shall be advanced to such earlier date as Tenant commences occupancy of the Premises for the conduct of its business. Such date shall be confirmed by execution of the Commencement Date Confirmation in the form as set forth in Exhibit D. Landlord agrees to use its best efforts to deliver possession of the Premises to Tenant by July 1, 2011. If, however, Landlord delays delivering possession of the Premises, this Lease shall not be void or voidable and Landlord shall have no liability for loss or damage resulting therefrom. To the best of Landlord’s knowledge on the Commencement Date, the Premises and the Building shall comply with all applicable federal, state and local laws, statutes, codes, ordinances, rules regulations and orders.

B. Temporary Space. Upon mutual execution and delivery of the Lease, Tenant may request in writing permission to temporarily occupy either Suite 315 located on the 3rd floor of the Building and having a total of 2,342 rentable square feet, or Suite 500 located on the 5th floor of the building known as 1450 Fashion Island Blvd., San Mateo, California, and having a total of 5,978 rentable square feet. Within 3 business days of receipt of Tenant’s written request for the Temporary Space designated therein (“Temporary Space”), Landlord shall deliver the Temporary Space to Tenant and Tenant shall accept the Temporary Space in its “AS IS” condition, the parties hereto agreeing that Landlord shall have no obligation to perform any work or expend any cost or expense to prepare the Temporary Space for Tenant’s occupancy, except that Landlord shall have the Temporary Space professionally cleaned at Landlord’s sole cost and expense. The parties hereto further agree that Tenant shall have a license to occupy the Temporary Space for a term (the “License Term”) beginning on the date Landlord delivers the Temporary Space to Tenant and continuing up to and including the date which is one (1) week following the Commencement Date of the Lease (the “Temporary Space Termination Date”) as confirmed by execution of the Commencement Date Confirmation in the form as set forth in Exhibit D. Tenant’s occupancy of the Temporary Space during the License Term shall be subject to all the terms and conditions of the Lease, including but not limited to Tenant’s insurance obligations pursuant to Article 8 of the Lease, except that Tenant shall pay monthly rent for the Temporary Space during the License Term in the amount of $2.00 per rentable square foot (i.e. $4,684.00 for Suite 315, and $11,956.00 for Suite 500). Notwithstanding the foregoing, Tenant will not be permitted to make any alterations to the Temporary Space without Landlord’s prior written approval, nor will Tenant have the right or power to sublease, assign or otherwise Transfer the Temporary Space or any interest therein under any circumstances or allow anyone other than Tenant’s employees to occupy the Temporary Space, it being the understanding of the parties hereto that Landlord is providing the Temporary Space as an accommodation to Tenant while the Premises (i.e. the 7th floor of the Building) are being prepared by Landlord for Tenant’s occupancy. Upon the

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expiration of the License Term or the earlier termination of the Lease, Tenant shall quit and surrender to Landlord the Temporary Space, broom clean, in good order and condition, normal wear and tear and damage by fire and other casualty excepted as further described in Article 14 and subject to the other terms and conditions of the Lease including but not limited to Article 15.

C. GPS Antenna. Tenant shall have the right to maintain and operate within a two (2) feet by two (2) feet area on the roof of the Building, the location of which shall be mutually agreed upon by Landlord and Tenant (the “Licensed Area”), during the Term of this Lease, a GPS antenna system (the “Antenna”) (the size, location, weight, aesthetics, appearance and installation procedures of which must be approved in writing by Landlord, which shall not be unreasonably denied) to be used solely in connection with Tenant’s business in the Premises and in accordance with and subject to the following terms. Landlord will not charge Tenant any rental charge for Tenant’s use of the Licensed Area. In conjunction with Tenant’s right to use the Licensed Area, as provided in the immediately preceding sentence, Tenant shall also have a license to install and maintain associated wiring from the Premises to the Antenna through vertical shaft areas of the Building not leased to Tenant. Tenant shall assure Landlord that the Antenna does not interfere with other equipment currently located on the roof of the Building. In addition, none of Tenant’s installations or equipment may be visible at the ground level in the vicinity of the Building; however, Tenant may install visual barriers around the Antenna, consistent in appearance with a first-class office building, that are seen from the ground level in the vicinity of the Building. Tenant shall utilize a contractor acceptable to Landlord to install the Antenna, which contractor shall comply with Landlord’s construction rules for the Building, including without limitation Landlord’s standard insurance requirements. Landlord reserves the right upon reasonable notice to Tenant to require either (a) the relocation of all equipment installed by tenant to another location on the roof of the Building, or (b) the removal of any or all of such equipment should Landlord determine that its presence may result in damage to the Building and that Tenant has not made satisfactory arrangements to protect Landlord therefrom. Tenant shall use the Licensed Area only for the operation and maintenance of the Antenna and the necessary mechanical and electrical equipment to service the Antenna. The right to utilize the Antenna and Licensed Area shall be limited solely to Tenant and its Permitted Transferee (as defined in Article 16B below), and in no event may Tenant assign or sublicense such right. Nor shall Tenant install any third party equipment on the roof at any time during the Lease, nor shall Tenant allow any third party to place equipment on the roof of the Building. Tenant shall not use the Licensed Area for any improper use or for any operation which would constitute a nuisance, and Tenant shall at all times conform to and comply with all public laws, ordinances and regulations from time to time applicable thereto and to all operations thereon. Tenant shall require its employees, when using the Licensed Area, to stay within the immediate confines thereof. In the event a cable television system is operating in the area, Tenant shall at all times conduct its operations so as to ensure that the cable television system shall not be subject to harmful interference as a result of such operations by Tenant. Upon notification from Landlord of any such interference, Tenant agrees to immediately take the necessary steps to correct such situation, and Tenant’s failure to do so shall be deemed a default under the terms of this Lease. During the Lease Term, Tenant shall comply with any standards promulgated by applicable governmental authorities or otherwise reasonably established by Landlord regarding the generation of electromagnetic fields. Should Landlord determine in good faith at any time that the Antenna poses a health or safety hazard to occupants of the Building, Landlord may require Tenant to remove the Antenna or make other arrangements satisfactory to Landlord. Any claim or liability resulting from

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the use of the Antenna shall be subject to Tenant’s indemnification obligation as set forth in Article 9 of the Lease. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Antenna and all other equipment installed by it and shall restore the Licensed Area to its original condition.

ARTICLE 3.

RENT

A. Monthly Rent. Tenant shall pay Monthly Rent in advance on or before the first day of each month of the Term. If the Term shall commence and end on a day other than the first day of a month, the Monthly Rent for the first and last partial month shall be prorated on a per diem basis. Upon the execution of this Lease, Tenant shall pay one installment of Monthly Rent for which rent is due (i.e. the 4th month of the Term equal to $42,901.74) and the Security Deposit defined in Article 1.L.

B. Additional Rent. All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, its share of Taxes and Operating Expenses, shall be deemed Additional Rent.

C. Rent. Monthly Rent, Additional Rent, Taxes and Operating Expenses and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease are herein referred to collectively as “Rent”, and all remedies applicable to the nonpayment of Rent shall be applicable thereto. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant.

D. Place of Payment, Late Charge, Default Interest. Rent and other charges required to be paid under this Lease, no matter how described, shall be paid by Tenant to Landlord at the Building Manager’s address listed in Article 1, or to such other person and/or address as Landlord may designate in writing, without any prior notice or demand therefor and without deduction or set-off or counterclaim and without relief from any valuation or appraisement laws. In the event Tenant fails to pay Rent due under this Lease within ten (10) days of due date of said Rent, Tenant shall pay to Landlord a late charge of ten percent (10%) on the amount overdue. Any Rent not paid when due shall also bear interest at the Default Rate.

ARTICLE 4.

TAXES AND OPERATING EXPENSES

A. Payment of Taxes and Operating Expenses. It is agreed that during each Lease Year beginning with the first month of the second Lease Year and each month thereafter during the original Lease Term, or any extension thereof, Tenant shall pay to Landlord as Additional Rent, at the same time as the Monthly Rent is paid, an amount equal to one-twelfth (1/12) of Landlord’s estimate (as determined by Landlord in its reasonable discretion) of Tenant’s Pro Rata Share of any projected increase in the Taxes or Operating Expenses for the particular Lease Year in excess of the Tax Base or Operating Expenses Base, as the case may be (the “Estimated Escalation Increase”). Landlord shall make a final adjustment (the “Escalation Reconciliation”) showing the extent that the Operating Expense escalation (the “Operating Expense Escalation”) is

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different from the Estimated Escalation Increase upon which Tenant paid Rent during the Lease Year just completed, which shall be submitted to Tenant as described in the next paragraph. In computing the Estimated Escalation Increase for any particular Lease Year, Landlord shall take into account any prior increases in Tenant’s Pro Rata Share of Taxes and Operating Expenses. If during any Lease Year the Estimated Escalation Increase is less than the Estimated Escalation Increase for the previous Lease Year on which Tenant’s share of Taxes and Operating Expenses were based for said year, such Additional Rent payments, attributable to Estimated Escalation Increase, to be paid by Tenant for the new Lease Year shall be decreased accordingly; provided, however, in no event will the Rent paid by Tenant hereunder ever be less than the Monthly Rent plus all other amounts of Additional Rent.

As soon as practicable following the end of each Lease Year, Landlord shall submit to Tenant a statement setting forth the Estimated Escalation Increase, if any. Beginning with said statement for the third Lease Year, it shall also set forth the Escalation Reconciliation for the Lease Year just completed. To the extent that the Operating Expense Escalation is different from the Estimated Escalation Increase upon which Tenant paid Rent during the Lease Year just completed, Tenant shall pay Landlord the difference in cash within thirty (30) days following receipt by Tenant of such statement from Landlord, or receive a credit from Landlord on future Rent owing hereunder (or cash if there is no future Rent owing hereunder) as the case may be. Until Tenant receives such statement, Tenant’s Rent for the new Lease Year shall continue to be paid at the rate being paid for the particular Lease Year just completed, but Tenant shall commence payment to Landlord of the monthly installment of Additional Rent on the basis of said statement beginning on the first day of the month following the month in which Tenant receives such statement. In addition to the above, if, during any particular Lease Year, there is a change in the information on which Landlord based the estimate upon which Tenant is then making its estimated payment of Taxes and Operating Expenses so that such Estimated Escalation Increase furnished to Tenant is no longer accurate, Landlord shall be permitted to revise such Estimated Escalation Increase by notifying Tenant, and there shall be such adjustments made in the Additional Rent on the first day of the month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of Additional Rent then being paid by Tenant for the balance of the Lease Year (but in no event shall any such decrease result in a reduction of the Rent below the Monthly Rent plus all other amounts of Additional Rent) Notwithstanding the foregoing, in no event shall Taxes for the Base Year be lowered by any abatement or reduction on Taxes by reason of a Proposition 8 reduction or otherwise. Landlord’s and Tenant’s responsibilities with respect to the Tax and Operating Expense adjustments described herein shall survive the expiration or early termination of this Lease.

If the Building is not fully occupied during any particular Lease Year, including Calendar Year 2011, Landlord shall adjust those Operating Expenses which are affected by Building occupancy for the particular Lease Year, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of all such rentable area of the Building.

B. Disputes Over Taxes or Operating Expenses. If Tenant disputes the amount of an adjustment or the proposed estimated increase or decrease in Taxes or Operating Expenses, Tenant shall give Landlord written notice of such dispute within sixty (60) days after Landlord delivers to Tenant its annual written statement of Taxes and Operating Expenses for the preceding Calendar Year. Tenant’s

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failure to give such notice shall waive its right to dispute the amounts so determined. If Tenant timely objects, Tenant shall have the right to engage its own accountants (“Tenant’s Accountants”) for the purpose of verifying the accuracy of the statement in dispute, or the reasonableness of the adjustment or estimated increase or decrease. If Tenant’s Accountants determine that an error has been made, Landlord and Tenant’s Accountants shall endeavor, reasonably and in good faith, to agree upon the matter, failing which Landlord and Tenant’s Accountants shall jointly select an independent certified public accounting firm (the “Independent Accountant”) which firm shall conclusively determine whether the adjustment or estimated increase or decrease is reasonable, and if not, what amount is reasonable. Both parties shall be bound by such determination. If Tenant’s Accountants or Tenant do not participate in choosing the Independent Accountant within 20 days of notice by Landlord, then Landlord’s determination of the adjustment or estimated increase or decrease shall be conclusively determined to be reasonable and Tenant shall be bound thereby. All costs incurred by Tenant in obtaining Tenant’s Accountants and the cost of the Independent Accountant shall be paid by Tenant unless Tenant’s Accountants disclose an error, acknowledged by Landlord (or found to have conclusively occurred by the Independent Accountant), of more than ten percent (10%) in the computation of the total amount of Taxes or Operating Expenses as set forth in the statement submitted by Landlord with respect to the matter in dispute; in which event Landlord shall pay the reasonable costs incurred by Tenant in obtaining such audits. Tenant shall continue to timely pay Landlord the amount of the prior year’s adjustment and adjusted Additional Rent determined to be incorrect as aforesaid until the parties have concurred as to the appropriate adjustment or are deemed to be bound by the determination of the Independent Accountant in accordance with the preceding terms.

Landlord’s delay in submitting any statement described in this Article 4 for any Lease Year shall not affect the provisions of this Paragraph, nor constitute a waiver of Landlord’s rights as set forth herein for said Lease Year or any subsequent Lease Years during the Lease Term or any extensions thereof.

ARTICLE 5.

LANDLORD’S WORK, TENANT’S WORK,

ALTERATIONS AND ADDITIONS

A. Landlord’s Work. Landlord shall construct the Premises, in good and workmanlike manner and in compliance with all applicable laws, in accordance with Landlord’s obligations as set forth in the work letter attached hereto as Exhibit B, and hereinafter referred to as “Landlord’s Work.” Landlord will deliver the Premises to Tenant when all of Landlord’s Work has been Substantially Completed (as that term is defined in Exhibit B, except for minor and non-material punch list items which in Landlord’s reasonable judgment will not delay completion of Tenant’s Work, as defined in subparagraph B of this Article, including installation of furniture, telephones, and data wiring in and to the Premises and other minor fixtures). If Landlord is delayed in completing Landlord’s Work by strike, shortages of labor or materials, delivery delays or other matters beyond the reasonable control of Landlord, then Landlord shall give notice thereof to Tenant and the date on which Landlord is to turn the Premises over to Tenant for Tenant’s Work and the Commencement Date shall he postponed for an equal number of days as the delay as set forth in the notice. Providing, however, if such delays exceed one ninety (90) days, then either

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Landlord or Tenant upon notice to the other shall have the right to terminate this Lease without liability to either party, and the parties shall be released from their respective obligations hereunder, except that Landlord shall promptly refund to Tenant the entire Security Deposit and prepaid Rent.

B. Tenant’s Work. On and after the date specified in the immediately preceding subparagraph A for delivery of the Premises to Tenant for Tenant’s Work, Tenant, at its sole cost and expense, shall perform and complete all other improvements to the Premises (herein called “Tenant’s Work”) including, but not limited to, installation of furniture, equipment, telephones, and data wiring in and to the Premises and other minor fixtures and improvements. Tenant shall complete all of Tenant’s Work in good and workmanlike manner. Tenant shall also have the right during this period to come onto the Premises to install its fixtures and prepare the Premises for the operation of Tenant’s business. Notwithstanding the fact that foregoing activities by Tenant will occur prior to the scheduled Commencement Date, Tenant agrees that all of Tenant’s obligations provided for in this Lease shall apply during such period with the exception of any obligation to pay Rent.

C. Early Entry. Tenant shall have access to the Premises prior to the completion of Landlord’s Work described in Exhibit B for the purpose of allowing Tenant to commence Tenant’s Work described in Exhibit B so long as such early entry does not interfere with Landlord’s completion of Landlord’s Work. In the event of any such early entry, all provisions of the Lease (other than the obligation to pay Rent) shall apply in full, and Tenant shall be solely responsible for any loss or damage to Tenant’s furniture, fixtures, equipment or other property located in the Premises from any cause whatsoever, except to the extent caused by Landlord’s gross negligence or willful misconduct. Without limitation, in no event will Landlord grant such early access if Landlord shall determine in good faith that the same might delay or interfere with Landlord’s construction of Landlord’s Work or increase the cost of the Landlord’s Work.

D. Alterations. Except as provided in the immediately preceding subparagraph, Tenant shall make no alterations or additions to the Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

E. Liens. Tenant shall give Landlord at least ten (10) days prior written notice (or such additional time as may be necessary under applicable laws) of the commencement of any Tenant’s Work, to afford Landlord the opportunity of posting and recording notices of non-responsibility. Tenant will not cause, or permit any mechanic’s, materialman’s or similar liens or encumbrances to be filed or exist against the Premises or the Building or Tenant’s interest in this Lease in connection with work done under this Article or in connection with any other work. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days from the date of their existence. If Tenant fails to do so, Landlord may pay the amount or take such other action as Landlord deems necessary to remove any such lien or encumbrance, without being responsible to investigate the validity thereof. The amounts so paid and costs incurred by Landlord shall be deemed Additional Rent under this Lease and payable in full upon demand.

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F. Compliance with ADA. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree that responsibility for compliance with the Americans With Disabilities Act of 1990 (the “ADA”) shall be allocated as follows: (i) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for all Common Areas, including exterior and interior areas of the Building not included within the Premises or the premises of other tenants; (ii) Landlord shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations or repairs are made by Landlord for the purpose of improving the Building generally or are done as Landlord’s Work and the plans and specifications for the Landlord’s Work were prepared by Landlord’s architect or space planner and were not provided by Tenant’s architect or space planner; (iii) Tenant shall be responsible for compliance with the provisions of Title III of the ADA for any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations and repairs are made by Tenant, its employees, agents or contractors, at the direction of Tenant or done pursuant to plans and specifications prepared or provided by Tenant or Tenant’s architect or space planner.

ARTICLE 6.

USE

A. Use. Tenant shall use the Premises for general office and related purposes, and for no other purpose whatsoever, subject to and in compliance with all other provisions of this Lease, including without limitation the Building’s Rules and Regulations attached as Exhibit C hereto. Tenant and its invitees shall also have the non-exclusive right, along with other tenants of the Building and others authorized by Landlord, to use the Common Areas subject to such rules and regulations as Landlord in its reasonable discretion may impose from time to time, so long as Tenant receives written notice thereof. Tenant shall have 24/7 access to the Premises. Tenant’s use of the Premises shall include the right to use microwave ovens and small electric warming ovens provided that such use is in compliance with any applicable laws, regulations, or ordinances, and does not increase the risk of fire or other damage to the Premises or the Building.

B. Restrictions. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Premises or do or permit anything to be done in the Premises which: (a) causes or is liable to cause injury to persons, to the Building or its equipment, facilities or systems; (b) impairs or tends to impair the character, reputation or appearance of the Building as a first class office building; (c) impairs or tends to impair the proper and economic maintenance, operation and repair of the Building or its equipment, facilities or systems; or (d) annoys or inconveniences or tends to annoy or inconvenience other tenants or occupants of the Building.

C. Compliance with Laws. Tenant shall keep and maintain the Premises, its use thereof and its business in compliance with all governmental laws, ordinances, rules and regulations, other than laws requiring capital improvements or structural changes to the Premises. Tenant shall comply with all Laws relating to the Premises and Tenant’s use thereof, including without limitation, Laws requiring the Premises to be closed on specified days or hours and Laws in connection with the health, safety and building codes, and any permit or license requirements. Landlord makes no representation that the Premises are suitable for Tenant’s purposes.

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ARTICLE 7.

SERVICES

A. Climate Control. Landlord shall furnish heat or air conditioning to the Premises during Normal Business Hours of Building as set forth in Article 1 as required in Landlord’s reasonable judgment for the comfortable use and occupation of the Premises and shall deliver the Premises to Tenant with all mechanical, electrical, sewer, plumbing, elevator, life safety systems and HVAC system in good working order and condition. If Tenant requires heat or air conditioning at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant, and Tenant shall pay all of Landlord’s charges therefor on demand.

The performance by Landlord of its obligations under this Article is subject to Tenant’s compliance with the terms of this Lease including any connected electrical load established by Landlord. Tenant shall not use the Premises or any part thereof in a manner exceeding the heating, ventilating or air-conditioning (“HVAC”) design conditions (including any occupancy or connected electrical load conditions), including the rearrangement of partitioning which may interfere with the normal operation of the HVAC equipment, or the use of computer or data processing machines or other machines or equipment in excess of that normally required for a standard office use of the Premises. If any such use requires changes in the HVAC or plumbing systems or controls servicing the Premises or portions thereof in order to provide comfortable occupancy, such changes may be made by Landlord at Tenant’s expense and Tenant agrees to promptly pay any such amount to Landlord as Additional Rent.

B. Elevator Service. Landlord, during Normal Business Hours of Building, shall furnish elevator service to Tenant to be used in common with others. At least one elevator shall remain in service during all other hours. Landlord may designate a specific elevator for use as a service and freight elevator.

C. Janitorial Services. Landlord shall provide janitorial and cleaning services to the Premises, substantially as described in Exhibit C attached hereto. Tenant shall pay to Landlord on demand the reasonable costs incurred by Landlord for (i) any cleaning of the Premises in excess of the specifications in Exhibit C for any reason including, without limitation, cleaning required because of (A) misuse or neglect on the part of Tenant or Tenant’s agents, contractors, invitees, employees and customers, (B) the use of portions of the Premises for special purposes requiring greater or more difficult cleaning work than office areas, (C) interior glass partitions or unusual quantities of interior glass surfaces, and (D) non-building standard materials or finishes installed by Tenant or at its request; and (ii) removal from the Premises of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in general office occupancy or at times other than Landlord’s standard cleaning times.

D. Water and Electricity. Landlord shall make available domestic water in reasonable quantities to the common areas of the Building (and to the Premises if so designated in Exhibit B) and cause electric service sufficient for lighting the Premises and for the operation of Ordinary Office Equipment. “Ordinary Office Equipment” shall mean office equipment wired for 120 volt electric service and rated and using less than 6 amperes or 750 watts of electric current or other office equipment approved by Landlord in writing. Additionally, with respect to Tenant’s server

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requirements, Landlord shall provide four (4) 20AMP, 208V dedicated circuits with L6-20 type twist lock receptacles. Further, Tenant has informed Landlord that Tenant’s electrical requirements for its server room may require the installation of a 200 AMP panel in Tenant’s server room, which Landlord acknowledges is physically feasible. In the event that the installation of said 200 AMP panel is required by Tenant, the full cost of such 200 AMP panel and its installation in Tenant’s server room shall be borne solely by Tenant. Landlord shall have the exclusive right to make, and shall make when necessary, any replacement of lamps, fluorescent tubes and lamp ballasts in the Premises. Landlord may adopt a system of relamping and ballast replacement periodically on a group basis in accordance with good management practice. Tenant’s use of electric energy in the Premises shall not at any time exceed the capacity of any of the risers, piping, electrical conductors and other equipment in or serving the Premises. In order to insure that such capacity is not exceeded and to avert any possible adverse effect upon the Building’s electric system, Tenant shall not, without Landlord’s prior written consent in each instance, connect appliances or heavy duty equipment, other than ordinary office equipment, to the Building’s electric system or make any alteration or addition to the Building’s electric system. Should Landlord grant its consent in writing, all additional risers, piping and electrical conductors or other equipment therefor shall be provided by Landlord and the cost thereof shall be paid by Tenant within 10 days of Landlord’s demand therefor. As a condition to granting such consent, Landlord may require Tenant to agree to an increase in Monthly Rent to offset the expected cost to Landlord of such additional service, that is, the cost of the additional electric energy to be made available to Tenant based upon the estimated additional capacity of such additional risers, piping and electrical conductors or other equipment. If Landlord and Tenant cannot agree thereon, such cost shall be determined by an independent electrical engineer, to be selected by Landlord and paid equally by both parties.

E. Separate Meters. If the Premises are separately metered for any utility, Tenant shall pay a utility charge to Landlord (or directly to the utility company, if possible) based upon the Tenant’s actual consumption as measured by the meter without premium or mark-up by Landlord. Landlord also reserves the right to install separate meters for the Premises to register the usage of all or any one of the utilities and in such event Tenant shall pay for the cost of utility usage as metered to the Premises and which is in excess of the usage reasonably anticipated by Landlord for normal office usage of the Premises. Tenant shall reimburse Landlord for the cost of installation of meters if Tenant’s actual usage exceeds the anticipated usage level by more than 10 percent. In any event, Landlord may require Tenant to reduce its consumption to the anticipated usage level. The term “utility” for purposes hereof may refer to but is not limited to electricity, gas, water, sewer, steam, fire protection system, telephone or other communication or alarm service, as well as HVAC, and all taxes or other charges thereon.

F. Interruptions. Landlord does not warrant that any of the services referred to above, or any other services which Landlord may supply, will be free from interruption and Tenant acknowledges that any one or more of such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. Any interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of the Rent or otherwise, nor relieve Tenant from performance of Tenant’s obligations under this Lease. Tenant hereby waives any

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benefits of any applicable existing or future Law, including the provisions of California Civil Code Section 1932(1), permitting the termination of this Lease due to such interruption, failure or inability. Notwithstanding the foregoing, if the interruption or discontinuance of service for five (5) continuous business days prevents Tenant from operating its business from the Premises and is caused by the negligence or willful misconduct of Landlord or Landlord’s representatives, rent shall be abated or be reduced, in the proportion that the affected rentable square footage affected by such interruption bears to the total rentable square footage of the Premises, from the sixth business day after such interruption or discontinuance commences until the date on which the affected service is restored. Landlord shall exercise reasonable diligence to restore any service so interrupted.

G. Utilities Provided by Tenant. Tenant shall make application in Tenant’s own name for all utilities not provided by Landlord and shall: (i) comply with all utility company regulations for such utilities, including requirements for the installation of meters, and (ii) obtain such utilities directly from, and pay for the same when due directly to, the applicable utility company. The term “utilities” for purposes hereof shall include but not be limited to electricity, gas, water, sewer, steam, fire protection, telephone and other communication and alarm services, as well as HVAC, and all taxes or other charges thereon. Tenant shall install and connect all equipment and lines required to supply such utilities to the extent not already available at or serving the Premises, or at Landlord’s option shall repair, alter or replace any such existing items. Tenant shall maintain, repair and replace all such items, operate the same, and keep the same in good working order and condition. Tenant shall not install any equipment or fixtures, or use the same, so as to exceed the safe and lawful capacity of any utility equipment or lines serving the same. The installation, alteration, replacement or connection of any utility equipment and lines shall be subject to the requirements for alterations of the Premises set forth in Article 5. Tenant shall ensure that all Tenant’s HVAC equipment, is installed and operated at all times in a manner to prevent roof leaks, damage, or noise due to vibrations or improper installation, maintenance or operation.

ARTICLE 8.

INSURANCE

A. Required Insurance. Tenant shall maintain insurance policies, with responsible companies licensed to do business in the state where the Building is located and satisfactory to Landlord, naming Landlord, Landlord’s Building Manager, Tenant and any Mortgagee of Landlord, as their respective interests may appear, at its own cost and expense including (i) “all risk” property insurance which shall be primary on the lease improvements referenced in Article 5 and Tenant’s property, including its goods, equipment and inventory, in an amount adequate to cover their replacement cost; (ii) business interruption insurance, (iii) comprehensive general liability insurance on an occurrence basis with limits of liability in an amount not less than $2,000,000 (Two Million Dollars) combined single limit for each occurrence. The comprehensive general liability policy shall include contractual liability which includes the provisions of Article 9 herein.

On or before the Commencement Date of the Lease, Tenant shall furnish to Landlord and its Building Manager, certificates of insurance evidencing the aforesaid insurance coverage, including naming Landlord, and Landlord’s Building Manager as additional insureds. Renewal certificates must be furnished to Landlord at least thirty (30) days prior to the expiration date of such insurance policies showing the above coverage to be in full force and effect.

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All such insurance shall provide that it cannot be canceled except upon thirty (30) days’ prior written notice to Landlord. Tenant shall comply with all rules and directives of any insurance board, company or agency determining rates of hazard coverage for the Premises, including but not limited to the installation of any equipment and/or the correction of any condition necessary to prevent any increase in such rates.

B. Waiver of Subrogation. Landlord and Tenant each agree that neither Landlord nor Tenant will have any claim against the other for any loss, damage or injury which is covered by insurance carried by either party and for which recovery from such insurer is made, notwithstanding the negligence of either party in causing the loss. In this regard, Landlord and Tenant shall each obtain absolute waivers of subrogation from their respective insurers.

C. Waiver of Claims. Except for claims arising from Landlord’s gross negligence or willful misconduct that are not covered by Tenant’s insurance required hereunder, Tenant waives all claims against Landlord for injury or death to persons, damage to property or to any other interest of Tenant sustained by Tenant or any party claiming, through Tenant resulting from: (i) any occurrence in or upon the Premises, (ii) leaking of roofs, bursting, stoppage or leaking of water, gas, sewer or steam pipes or equipment, including sprinklers, (iii) wind, rain, snow, ice, flooding, freezing, fire, explosion, earthquake, excessive heat or cold, or other casualty, (iv) the Building, Premises, or the operating and mechanical systems or equipment of the Building, being defective, or failing, and (v) vandalism, malicious mischief, theft or other acts or, omissions of any other parties including without limitation, other tenants, contractors and invitees at the Building. Tenant agrees that Tenant’s property loss risks shall be borne by its insurance, and Tenant agrees to look solely to and seek recovery only from its insurance carriers in the event of such losses. For purposes hereof, any deductible amount shall be treated as though it were recoverable under such policies.

ARTICLE 9.

INDEMNIFICATION

Tenant shall defend, indemnify and hold Landlord and its agents, successors and assigns, including its Building Manager, harmless from and against all claims, causes of action, liabilities, losses, costs and expenses arising from or in connection with any injury or other damage to any person or property (a) which occurs in the Premises (except to the extent caused by the gross negligence or willful misconduct of Landlord or any employee or other agent of Landlord) or (b) which occurs in any part of the Building other than the Premises and is caused by the negligence or willful misconduct of Tenant, its agents, contractors, employees, customers, and invitees. This indemnification shall survive the expiration or termination of the Lease Term.

Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Building, or by any owner or occupants of adjoining or contiguous property. Landlord shall not be liable for any injury or damage to persons or property resulting in whole or in part from the criminal activities or willful misconduct of others. To the extent not covered by all risk property insurance, Tenant agrees to pay for all damage to the Building, as well as all

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damage to persons or property of other tenants or occupants thereof, caused by the negligence, fraud or willful misconduct of Tenant or any of its agents, contractors, employees, customers and invitees. Nothing contained herein shall be construed to relieve Landlord from liability for any personal injury resulting from its gross negligence, fraud or willful misconduct.

ARTICLE 10.

CASUALTY DAMAGE

Tenant shall promptly notify Landlord or the Building Manager of any fire or other casualty to the Premises or to the extent it knows of damage, to the Building. In the event the Premises or any substantial part of the Building is wholly or partially damaged or destroyed by fire or other casualty which is covered by Landlord’s insurance, the Landlord will proceed to restore the same to substantially the same condition existing immediately prior to such damage or destruction unless such damage or destruction is incapable of repair or restoration within two hundred seventy (270) days, in which event either party, at each party’s respective option and by written notice given to the other party within sixty (60) days of such damage or destruction, declare this Lease terminated as of the happening of such damage or destruction. If in Landlord’s sole opinion the net insurance proceeds recovered by reason of the damage or destruction will not be adequate to complete the restoration of the Building, Landlord shall have the right to terminate this Lease and all unaccrued obligations of the parties hereto by sending a notice of such termination to Tenant, provided that Landlord simultaneously terminates the leases of all the similarly situated tenants in the Building. To the extent after fire or other casualty that Tenant shall be deprived of the use and occupancy of the Premises or any portion thereof as a result of any such damage, destruction or the repair thereof, providing Tenant did not cause the fire or other casualty, Tenant shall be relieved of the same ratable portion of the Monthly Rent hereunder as the amount of damaged or useless space in the Premises bears to the rentable square footage of the Premises until such time as the Premises may be restored and Tenant is able to recommence its ordinary and usual conduct of business from the Premises. Landlord shall reasonably determine the amount of damaged or useless space and the square footage of the Premises referenced in the prior sentence. Notwithstanding anything to the contrary contained in this Article 10, in the event of damage to the Premises in the last twelve (12) months of the Term, and the damage, in the reasonable opinion of Landlord, cannot be repaired within sixty (60) days from the date of discovery of such damage, Landlord shall give written notice to Tenant that the damage cannot be repaired within sixty (60) days of its discovery, in which event (i) either party may terminate the Lease by giving the other written notice of termination, and (ii) Tenant may terminate the Lease if Landlord has not commenced such repairs within such sixty (60) day period and diligently pursued same to completion. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property or any inconvenience occasioned by any damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, and Sections 1941 and 1942 of the California Civil Code, and the provisions of any similar Legal Requirement (whether now or hereafter in effect).

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ARTICLE 11.

CONDEMNATION

In the event of a condemnation or taking of the entire Premises by a public or quasi-public authority, this Lease shall terminate as of the date title vests in the public or quasi-public authority. In the event of a taking or condemnation of fifteen percent (15%) or more (but less than the whole) of the Building and without regard to whether the Premises are part of such taking or condemnation, Landlord may elect to terminate this Lease by giving notice to Tenant within sixty (60) days of Landlord receiving notice of such condemnation. All compensation awarded for any condemnation shall be the property of Landlord, whether such damages shall be awarded as a compensation for diminution in the value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such compensation. Providing, however that in the event this Lease is terminated, Tenant shall be entitled to make a separate claim for the taking of Tenant’s personal property (including fixtures paid for by Tenant), and for costs of moving. Notwithstanding anything herein to the contrary, any condemnation award to Tenant shall be available only to the extent such award is payable separately to Tenant and does not diminish the award available to Landlord or any Lender of Landlord and such award shall be limited to the amount of Rent actually paid by Tenant to Landlord for the period of time for which the award is given. Any additional portion of such award shall belong to Landlord.

ARTICLE 12.

REPAIR AND MAINTENANCE

A. Tenant’s Obligations. Tenant shall keep the interior, non-structural portions of the Premises in good working order, repair (and in compliance with all Laws now or hereafter adopted) and condition (which condition shall be neat, clean and sanitary, and free of pests and rodents) and shall make all necessary non-structural repairs thereto and any repairs to non-Building standard mechanical, HVAC, electrical and plumbing systems or components in or serving the Premises. Tenant’s obligations hereunder shall include but not be limited to Tenant’s trade fixtures and equipment, security systems, signs, interior decorations, floor-coverings, wall-coverings, entry and interior doors, interior glass, light fixtures and bulbs, keys and locks, and alterations to the Premises installed for the benefit of Tenant.

B. Landlord’s Obligations. Landlord shall make all necessary structural repairs to the Building and any necessary repairs to the Building standard mechanical, HVAC, electrical, and plumbing systems in or servicing the Premises (the cost of which shall be included in Operating Expenses under Article 4), excluding repairs required to be made by Tenant pursuant to this Article. Landlord shall have no responsibility to make any repairs unless and until Landlord has actual knowledge of or receives written notice of the need for such repair. Landlord shall not be liable for any failure to make repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is received by Landlord from Tenant. Landlord shall make every reasonable effort to perform all such repairs or maintenance in such a manner (in its judgment) so as to cause minimum interference with Tenant and the Premises but Landlord shall not be liable to Tenant for any interruption or loss of business pertaining to such activities. Landlord shall

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have the right to require that any damage caused by the willful misconduct of Tenant or any of Tenant’s agents, contractors, employees, invitees or customers, be paid for and performed by the Tenant (without limiting Landlord’s other remedies herein). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect. Notwithstanding the foregoing, if Landlord’s repairs are unreasonably performed resulting in the unreasonable interruption of Tenant’s business for five (5) continuous business days, rent shall be abated or be reduced, in the proportion that the affected rentable square footage affected by such unreasonable interruption bears to the total rentable square footage of the Premises, from the sixth business day after such unreasonable interruption of Tenant’s business commences until the date of the cessation of such unreasonable interruption.

C. Signs and Obstructions. Tenant shall not obstruct or permit the obstruction of light, halls, Common Areas, roofs, parapets, stairways or entrances to the Building or the Premises and will not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Building or the Premises, including the inside or outside of the windows or doors, without the written consent of Landlord. Landlord shall have the right to withdraw such consent at any time and to require Tenant to remove any sign, projection, awning, signal or advertisement to be affixed to the Building or the Premises. If such work is done by Tenant through any person, firm or corporation not designated by Landlord, or without the express written consent of Landlord, Landlord shall have the right to remove such signs, projections, awnings, signals or advertisements without being liable to the Tenant by reason thereof and to charge the cost of such removal to Tenant as Additional Rent, payable within thirty (30) days of Landlord’s demand therefor. Landlord shall, at its sole cost, install signs for Tenant consistent with the Building’s signage program, at the Premises entryway and in the main lobby directory.

Notwithstanding anything to the contrary contained in the foregoing paragraph of this subsection C of this Article, provided that and only so long as Tenant is not in default under the Lease following the expiration of all applicable cure periods without cure, and subject to Tenant obtaining all necessary permits and other approvals from the City of San Mateo with respect to the installation of a “Freeway Oriented Sign” as defined in San Mateo City Code, Title XXV, Section 25.06.050(b)(4) (hereinafter the “Sign Ordinance”), and subject to Landlord’s review and approval of plans and specifications for any such proposed signage, which approval may be withheld only in Landlord’s commercially reasonable judgment, Tenant and Tenant’s Permitted Transferee shall have a non-exclusive, right (the “Freeway Signage Right”) to install one (1) sign (the “Freeway Sign”) with Tenant’s identification on the exterior of the Building in the location shown on Exhibit A (the view of which shall not be blocked or otherwise visibly impaired by either Landlord or any other tenant or other occupant of the Building), so long as the Freeway Sign (i) complies with Landlord’s project sign program, and (ii) does not exceed 150 square feet. In connection with Tenant’s installation of the Freeway Sign, Tenant may paint over the red stripe, which circles the entire Building , but only to the extent that said red stripe will be directly behind the Freeway Sign. When Tenant is required by the terms of the Lease to remove the Freeway Sign, Tenant shall also restore that portion of the red stripe which Tenant painted over to its original condition and color. Tenant shall have no right to maintain any Tenant identification sign in any other location in, on or about the Building or the Premises and shall not display or erect any other Tenant identification sign, display or other advertising material

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that is visible from the exterior of the Building; provided that lobby and suite signage shall be permitted in accordance with Landlord’s signage program. Any changes to the size, design, color or other physical aspects of Tenant’s identification sign(s) shall be subject to the Landlord’s prior written approval, which shall not be unreasonably withheld, and any appropriate municipal or other governmental approvals, it being the understanding of the parties hereto that the signage rights of Tenant hereunder are personal to Tenant and are, therefore, nontransferable. The cost of Tenant’s sign(s) and their installation, maintenance and removal shall be Tenant’s sole cost and expense. If at any time during the Term of the Lease Tenant shall be in default of the terms of the Lease beyond any applicable cure period, the Freeway Signage Right may be revoked by Landlord by giving Tenant written notice of revocation, and Tenant shall, upon receipt of said notice of revocation and at Tenant’s own cost and expense, remove the Freeway Sign within ten (10) days of Tenant’s receipt of said notice of revocation. If Tenant fails to maintain its sign(s), including the Freeway Sign, or, if Tenant fails to remove the Freeway Sign and restore the portion of the red stripe which Tenant painted over as described above within ten (10) days of receipt of Landlord written revocation notice as provided above, or, Tenant fails to remove all of its sign(s) upon termination of this Lease, then in each instance Landlord may do so at Tenant’s expense and the amounts expended by Landlord in doing so shall be immediately payable by Tenant to Landlord as Additional Rent.

D. Outside Services. Tenant shall not permit, except by Landlord or a person or company reasonably satisfactory to and reasonably approved by Landlord: (i) the extermination of vermin in, on or about the Premises; (ii) the servicing of heating, ventilating and air conditioning equipment; (iii) the collection of rubbish and trash other than in compliance with local government health requirements and in accordance with the rules and regulations established by Landlord, which shall minimally provide that Tenant’s rubbish and trash shall be kept in containers located so as not to be visible to members of the public and in a sanitary and neat condition; or (iv) window cleaning, janitorial services or similar work in the Premises.

ARTICLE 13.

INSPECTION OF PREMISES

On reasonable prior notice to Tenant, Tenant shall permit the Landlord, the Building Manager and its authorized representatives to enter the Premises to show the Premises during Normal Business Hours of Building and at other reasonable times to inspect the Premises and to make such repairs, improvements, alterations or additions in the Premises or in the Building of which they are a part as Landlord may deem necessary or appropriate. No notice shall be required by Landlord in cases of emergency. Notwithstanding the foregoing, Landlord may only show the Premises to prospective tenants during the last nine (9) months of the Term.

ARTICLE 14.

SURRENDER OF PREMISES

Upon the expiration of the Term, or sooner termination of the Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, in good order and condition, normal wear and tear and damage by fire and other casualty excepted. All leasehold improvements and other fixtures, such as

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light fixtures and HVAC equipment, wall coverings, carpeting and drapes, in or serving the Premises, whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain, all without compensation, allowance or credit to Tenant. Notwithstanding the foregoing, at Landlord’s request, Tenant shall, at Tenant’s sole cost and expense, remove all of Tenant’s telecommunications lines and cabling, installed by or on behalf of Tenant, including, without limitation, any such lines and cabling installed in the plenum or risers of the Building (collectively, the “Tenant Wiring”), and designated by the Landlord. In the event Landlord elects to retain any Tenant Wiring, the Tenant Wiring shall be left “as is” with no warranty, lien free, and properly labeled.

Tenant waives, to the greatest extent permitted by law, all of its rights under California Civil Code Sections 1980, et seq., as the same may be amended from time to time, and any related and successor statutes thereto, so that, notwithstanding the requirements of said California Civil Code Section 1980, et seq., (A) any property, not removed by Tenant from the Premises at the expiration of the Term or sooner termination of the Lease, shall (i) be deemed to have been abandoned by Tenant, and (ii) may be retained or disposed of by Landlord, without notice to Tenant, at Tenant’s expense free of any and all claims of Tenant, as Landlord shall desire, and (B) (i) Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property, (ii) all property not removed from the Premises by Tenant may be handled or stored by Landlord at Tenant’s expense and Landlord shall not be liable for the value, preservation or safekeeping thereof, and (iii) at Landlord’s option all or part of such property may be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Tenant hereby further waives, to the maximum extent allowable, the benefit of all laws now or hereafter in force in this state or elsewhere exempting property from liability for Rent or for debt.

ARTICLE 15.

HOLDING OVER

Tenant shall pay Landlord 150% of the amount of Rent then applicable prorated on a per diem basis for each day Tenant shall retain possession of the Premises or any part thereof after expiration or earlier termination of this Lease, together with all damages sustained by Landlord on account thereof. The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Lease until Tenant vacates the Premises) and Landlord shall have the right at any time thereafter to enter and possess the Premises and remove all property and persons therefrom.

ARTICLE 16.

SUBLETTING AND ASSIGNMENT

A. Landlord’s Consent. Tenant shall not assign its interests hereunder, sublease all or any portion of the Premises, or allow any other person to use or occupy any portion of the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, except that Landlord shall not, under any circumstances, be obligated to consent to any assignment or subletting by Tenant (a) to any other tenant of the Building, or at rental rates less than 80% of the then current market rental rate being offered by Landlord to third parties for comparable time periods and

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comparable space in the Building, (b) by operation of law, or (c) to any person who fails to meet any of the other reasonable criteria of Landlord that Tenant was required to meet prior to the execution of this Lease, including, without limitation, the following:

a. The financial strength of the proposed assignee or subtenant, both in terms of net worth and in terms of reasonably anticipated cash flow over the Lease term, is materially less than Tenant’s financial strength at the time this Lease was signed.

b. The proposed assignee or subtenant would burden the Premises and/or Common Areas to an extent substantially disproportionate to typical tenants of the Building, whether through disproportionate demand for landlord services or utilities, disproportionate bearing weights on floor areas, disproportionate parking requirements, deterioration of floors or other elements of the Building, or otherwise.

c. The proposed assignee or subtenant intends to make substantial alterations to the Premises which would, in Landlord’s reasonable judgment, result in a material net decrease in the value of the Premises as improved.

d. Intentionally omitted.

e. Any other basis on which Landlord can reasonably refuse to withhold its consent to the proposed assignment or sublease, including any failure of the proposed assignee or subtenant to meet any of the reasonable criteria of Landlord that Tenant was required to meet prior to the execution of this Lease.

With respect to any proposed assignment or subleasing requiring Landlord’s consent, Tenant shall submit to Landlord in writing, at least thirty (30) days prior to the effective date of the assignment or sublease, (i) a notice of application to assign or sublease, setting forth the proposed effective date, which shall be not less than thirty (30) or more than ninety (90) days after the delivery of such notice; (ii) the name of the proposed transferee; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) the terms of the proposed sublease or assignment; and (v) a current financial statement of the proposed transferee. Tenant shall not submit any such application to Landlord until Tenant has received a bona fide offer from the proposed transferee, and Tenant shall furnish Landlord, in addition to the foregoing, with all other information reasonably required by Landlord with respect to such transfer and transferee. Any transfer (or sequence of transfers resulting, in the aggregate, in the transfer) of 50% or more of the beneficial ownership of Tenant shall constitute an assignment for purposes of this Article.

B. Transfers Not Requiring Consent. Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to the following persons or entities (each, a “Permitted Transferee”) (1) any assignment resulting from a consolidation, merger or purchase of substantially all of Tenant’s assets; or (2) any assignment or sublease to a person (a) who wholly owns Tenant or who wholly owns the person who wholly owns Tenant (in either case, a “Parent”), or who is wholly owned by Tenant or a Parent, or is wholly owned by a person who is wholly owned by Tenant or a Parent, and (b) whose financial strength, both in terms of net worth and in terms of reasonably anticipated cash flow over the Lease term, is not materially less than Tenant’s financial strength at the time this Lease was executed.

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With respect to any assignment or subletting to which Landlord’s consent is not required, the following provisions shall apply:

a. Tenant shall give Landlord written notice of the assignment or subletting no less than 10 days prior to the effective date thereof, which notice shall set forth the identity of the proposed transferee, the reason(s) why Landlord’s consent is not required, and the nature of the proposed transferee’s business to be carried on in the Premises.

b. Tenant shall furnish Landlord (i) no less than ten (10) days prior to the effective date of the assignment or subletting, with a current financial statement of the proposed transferee reasonably acceptable to Landlord, and (ii) within 3 days following Landlord’s demand, with all other information reasonably requested by Landlord with respect to such transferee.

Any assignment or subletting to which Landlord’s consent is not required and with respect to which the provisions of this paragraph are not complied with shall, at Landlord’s option, be void.

C. Net Revenues.

1. Sublease Revenues. In the event that Tenant subleases all or any portion of the Premises, in a sublease requiring Landlord’s consent, and the total of all amounts payable to Tenant for any month under any such sublease exceeds the total of all amounts payable to Landlord hereunder for such month for the same space, the following shall apply to such excess (the “Net Sublease Revenues”):

a. the Net Sublease Revenues shall first be paid to Tenant to the extent of the applicable monthly portion (calculated by amortizing each cost on a straight-line basis over the term of the applicable sublease) of: (1) the amount by which all Monthly Rent and Additional Rent paid by Tenant (not including any Net Sublease Revenues) for such space, for the period since Tenant vacated the same (and provided Landlord with written notice of such vacation) until the date on which the subtenant is required to commence paying rent, exceeds all amounts payable to Tenant under any previous subleases of such space for such period; (2) all brokerage commissions and attorney’s fees reasonably incurred by Tenant in connection with such sublease(s); and (3) all improvement allowances and other economic concessions (space planning allowances, moving allowances, etc.) paid to such subtenant(s); and

b. fifty (50%) percent of any additional Net Sublease Revenues received by Tenant for any month shall be paid to Landlord within 10 business days thereafter.

2. Assignment Revenues. In the event that Tenant assigns this Lease, in an assignment requiring Landlord’s consent, with respect to all or any portion of the Premises (the “assigned premises”), Tenant shall pay to Landlord fifty (50%) percent of the amount, if any, by which all amounts paid to Tenant in consideration of such assignment exceed the sum of (i) all Monthly Rent and Additional Rent paid by Tenant for the assigned premises for the period from the date Tenant vacated the same (and provided Landlord with written notice of such vacation) until the effective date of the assignment (ii) all brokerage commissions and attorneys’ fees reasonably incurred by the assigning tenant in connection with such assignment, and (iii) all improvement allowances given in connection with such assignment.

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D. Continuing Liability; Voidable Transfers. No assignment of this Lease (other than an assignment to Landlord resulting from Landlord’s first offer right), and no subletting of all or any portion of the Premises, shall release Tenant or any guarantor with respect to any post-transfer obligations, unless Landlord agrees otherwise in writing in its absolute discretion and any such assignment or sublease shall, at Landlord’s option, be void in the event that Tenant and each such guarantor, if any, does not expressly acknowledge and affirm its continuing liability in form and substance reasonably satisfactory to Landlord. The continuing liability of the assigning Tenant shall be primary, and Landlord shall be entitled to exercise its rights and remedies against any such assignor with respect to any Tenant Default without exhausting its rights and remedies against any successor of such assignor. In the event that it is ever held, notwithstanding the contrary intention of the parties hereto, that any such assignor’s continuing liability is that of a guarantor (rather than primary), Tenant hereby waives any and all suretyship rights and defenses to which it would otherwise be entitled in connection with such continuing liability. Notwithstanding the foregoing, in the event that, following any assignment (other than an assignment described in Section B, above), Landlord and such assignee modify this Lease in such a way as to increase Tenant’s total obligations hereunder, neither the assigning Tenant nor any guarantor whose guaranty pre-dated such assignment shall be liable for the incremental portion of Tenant’s obligations corresponding to such increase. The acceptance of any assignment by an assignee shall automatically constitute the assumption by such assignee of all obligations of Tenant with respect to the assigned premises that accrue following the assignment; provided, however, that any assignment of this Lease shall, at Landlord’s option, be void in the event that the assignee does not expressly acknowledge and affirm the effectiveness of the foregoing assumption in form and substance reasonably satisfactory to Landlord. Any assignment or subletting by Tenant to which Landlord’s consent is required but not obtained shall, at Landlord’s option, be void. Following Landlord’s consent, or refusal to consent, to any assignment or sublease, Tenant shall pay Landlord, upon demand, a reasonable charge (not to exceed $1,500.00) to cover Landlord’s administrative and out-of-pocket costs in connection therewith.

E. Other Provisions Applicable to Transfers. No assignment or subletting shall be deemed to modify any provision of this Lease, with respect to permitted or restricted uses of the Premises or otherwise, unless Landlord then agrees otherwise in writing in its absolute discretion. Tenant shall promptly furnish Landlord with a copy of each executed assignment or sublease, and with copies of any supplements or modifications thereto which may be executed from time to time.

F. Assignment of Sublease Revenues. Tenant hereby absolutely assigns to Landlord all of Tenant’s right, title and interest in and to all revenues from each sublease of all or any portion of the Premises; provided, however, that Landlord hereby grants Tenant a license, which shall remain in effect so long as no Tenant default remains uncured (following the expiration of all applicable cure periods), to collect all such revenues (subject to Tenant’s obligation to deliver certain of such revenues to Landlord under this Article). Upon the occurrence of any Tenant default (following the expiration of all applicable cure periods), Landlord may revoke such license by written notice to Tenant and may, by written notice to any subtenant of Tenant, demand that such subtenant pay all such revenues directly to Landlord. In such event Tenant hereby irrevocably authorizes and directs any such subtenant to pay such revenues to Landlord, and further agrees (a) that any such subtenant shall be obligated and entitled to pay such revenues to Landlord notwithstanding any contrary contentions or instructions later received from Tenant and (b) that no such subtenant shall have any liability to

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Tenant for any such revenues paid to Landlord in accordance with the foregoing. Landlord shall not be entitled to use or enjoy any such revenues except for the purpose of applying such revenues against unfulfilled obligations of Tenant hereunder with respect to which the applicable cure periods have expired, or to reimburse Landlord for costs reasonably incurred as a result of any Tenant default, or to compensate Landlord for other losses suffered by Landlord as a result of any Tenant default. Any such revenues remaining in Landlord’s possession following the cure of all Tenant defaults and the reimbursement of all such costs and losses shall be delivered to Tenant upon demand. No such notice to any subtenant or receipt of revenues from any subtenant shall be deemed to constitute either (i) Landlord’s consent to such sublease or (ii) the assumption by Landlord of any obligation of Tenant under such sublease, nor shall any such notice or receipt create privity of contract between Landlord and the applicable subtenant or be construed as a nondisturbance or similar agreement between Landlord and such subtenant.

G. Transfers By Subtenants. The provisions of this Article shall also apply to assignments and subleases by subtenants, sub-subtenants and so on.

H. Assignment of Options. Without limiting the generality of any provision of this Lease which states that any option or other right of Tenant is personal to the original Tenant hereunder or may only be assigned under certain conditions, no option or similar right of Tenant hereunder, including without limitation any option to extend or renew, option to expand, first offer or first refusal right, or first right to lease, may be assigned (except to a Permitted Transferee as defined in Article 16.B), and any attempt to assign such right shall be null and void.

I. Encumbrance. Tenant shall not assign its interests hereunder as security for any obligation without Landlord’s prior written consent, which may be withheld in Landlord’s absolute discretion, and any such assignment without such consent shall, at Landlord’s option, be void.

ARTICLE 17.

SUBORDINATION, ATTORNMENT AND MORTGAGEE PROTECTION

This Lease is subject and subordinate to all Mortgages now or hereafter placed upon the Building, and all other encumbrances and matters of public record applicable to the Building, including without limitation, any reciprocal easement or operating agreements, covenants, conditions and restrictions and Tenant shall not act or permit the Premises to be operated in violation thereof. If any foreclosure or power of sale proceedings are initiated by any Lender or a deed in lieu is granted (or if any ground lease is terminated), Tenant agrees, upon written request of any such Lender or any purchaser at such foreclosure sale, to attorn and pay Rent to such party and to execute and deliver any instruments, reasonable in form, necessary or appropriate to evidence or effectuate such attornment, provided such party has agreed in writing not to disturb Tenant’s occupancy of the Premises if Tenant is not then in material default of the Lease (following the expiration of all applicable cure periods). In the event of attornment, no Lender shall be: (i) liable for any act or omission of Landlord, or subject to any offsets or defenses which Tenant might have against Landlord (prior to such Lender becoming Landlord under such attornment), (ii) liable for any security deposit or bound by any prepaid Rent not actually received by such Lender, or (iii) bound by any future modification of this Lease not consented to by such Lender. Any Lender may elect to make this Lease prior to the lien of its Mortgage, and if the

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Lender under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Tenant. Tenant agrees to give any Lender by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of leases, or otherwise) of the name and address of such Lender. Tenant further agrees that if Landlord shall have failed to cure such default within the time permitted Landlord for cure under this Lease, any such Lender whose address has been so provided to Tenant shall have an additional period of thirty (30) days in which to cure (or such additional time as may be required due to causes beyond such Lender’s control, including time to obtain possession of the Building by power of sale or judicial action or deed in lieu of foreclosure). The provisions of this Article shall be self-operative; however, Tenant shall execute such documentation as Landlord or any Lender may request from time to time in order to confirm the matters set forth in this Article in recordable form. To the extent not expressly prohibited by Law, Tenant waives the provisions of any Law now or hereafter adopted which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder if such foreclosure or power of sale proceedings are initiated, prosecuted or completed.

ARTICLE 18.

ESTOPPEL CERTIFICATE

Tenant shall from time to time, upon written request by Landlord or Lender, deliver to Landlord or Lender, within ten (10) business days from receipt of such request, a statement in writing certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (ii) the dates to which the Rent has been paid; (iii) that, to Tenant’s actual knowledge, Landlord is not in default under any provision of this Lease (or if Landlord is in default, specifying each such default); and, (iv) the address to which notices to Tenant shall be sent; it being understood that any such statement so delivered may be relied upon in connection with any lease, mortgage or transfer.

Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect and not modified except as Landlord may represent; (ii) not more than one month’s Rent has been paid in advance; (iii) there are no defaults by Landlord which are known to Tenant; and, (iv) notices to Tenant shall be sent to Tenant’s Address as set forth in Article 1 of this Lease. Notwithstanding the presumptions of this Article, Tenant shall not be relieved of its obligation to deliver said statement.

ARTICLE 19.

DEFAULTS

If Tenant: (i) fails to pay within five business (5) days of its due date any installment or other payment of Rent, or to keep in effect any insurance required to be maintained; or (ii) vacates or abandons the Premises, or (iii) becomes insolvent, makes an assignment for the benefit of creditors, files a voluntary bankruptcy or an involuntary petition in bankruptcy is filed against Tenant which petition is not dismissed within sixty (60) days of its filing, or (iv) fails to perform or observe any of the other

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covenants, conditions or agreements contained herein on Tenant’s part to be kept or performed and such failure shall continue for thirty (30) days after notice thereof given by or on behalf of Landlord; provided, that, if such performance is of a nature so as to require more than 30 days to cure, Tenant shall not be in default hereunder if Tenant shall have commenced such cure within the 30-day period and thereafter diligently and continuously prosecutes same to completion, (v) if the interest of Tenant shall be offered for sale or sold under execution or other legal process, or (vi) if Tenant makes any transfer, assignment, conveyance, sale, pledge, disposition of all or a substantial portion of Tenant’s property, then any such event or conduct shall constitute a “default” hereunder.

If Tenant shall file a voluntary petition pursuant to the United States Bankruptcy Reform Act of 1978, as the same may be from time to time be amended (the “Bankruptcy Code”), or take the benefit of any insolvency act or be dissolved, or if an involuntary petition be filed against Tenant pursuant to the Bankruptcy Code and said petition is not dismissed within thirty (30) days after such filing, or if a receiver shall be appointed for its business or its assets and the appointment of such receiver is not vacated within thirty (30) days after such appointment, or if it shall make an assignment for the benefit of its creditors, then Landlord shall have all of the rights provided for in the event of nonpayment of the Rent.

If any alleged default on the part of the Landlord hereunder occurs, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord a reasonable opportunity to cure any such default. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any Mortgage whose address Tenant has been notified of in writing, and shall afford such Mortgage holder a reasonable opportunity to cure any alleged default on Landlord’s behalf. In no event will Landlord be responsible for any damages incurred by Tenant, including but not limited to, lost profits or interruption of business as a result of any alleged default by Landlord hereunder.

ARTICLE 20.

REMEDIES

Upon the occurrence of a default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law or equity:

1. Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its reentry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 20 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

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Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i) The reasonable cost of recovering the Premises; plus

(ii) The reasonable cost of removing Tenant’s alterations, trade fixtures and improvements; plus

(iii) All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Section 2 below, together with interest at the Default Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Article 4 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Default Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v) The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Article 4 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi) Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2. Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of a default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for

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subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous default.

During the continuance of a default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Article 16, entitled Subletting and Assignment, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3. During the continuance of a default, Landlord may enter the Premises by appropriate legal proceedings without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Section 2 above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s lawfully reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Article, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, liability or expense resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4. Landlord may require Tenant to remove any and all Alterations from the Premises or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5. Landlord may cure the default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject default. If Landlord pays any sum or incurs any expense in curing the default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Default Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

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6. In addition to any other remedies provided by this Article 20 of the Lease, or any other provision of this Lease, or as provided by law, upon the occurrence of a default on the part of Tenant during the Term of this Lease, as the same may be extended, following notice and a reasonable opportunity to cure, all unamortized costs of Tenant Improvements together with the unamortized balance of any broker’s commissions paid by Landlord in connection with this Lease and/or any extension thereof, shall be accelerated and become immediately due and payable to Landlord upon demand. Any sums owed pursuant to this Section 20(6) shall survive termination of the Lease, and shall be deemed to be Additional Rent hereunder.

7. Tenant hereby waives any and all rights conferred by California Civil Code Section 3275 and by California Code of Civil Procedure Sections 1174 (c) and 1179 and any and all other laws and rules of law from time to time in effect during the Term of the Lease which provide Tenant with the right to redeem, reinstate or restore this lease following its termination by reason of Tenant’s breach.

ARTICLE 21.

QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant’s possession will not be disturbed by anyone claiming by, through, or under Landlord.

ARTICLE 22.

ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of an amount less than full payment of Rent then due and payable shall be deemed to be other than on account of the Rent then due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

ARTICLE 23.

SECURITY DEPOSIT

To secure the faithful performance by Tenant of all of the covenants, conditions and agreements set forth in this Lease to be performed by it, including, without limitation, such covenants, conditions and agreements in this Lease which become applicable upon its termination by re-entry or otherwise, Tenant has deposited with Landlord the sum shown in Article 1 as a “Security Deposit” (with the amount of the Security Deposit being reduced in accordance with Section L of Article 1) on the understanding:

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(a) that the Security Deposit or any portion thereof may be applied to the curing of any default that may exist, including applying said Security Deposit or portion thereof (i) against any Rent payable by Tenant under this Lease that is not paid when due; (ii) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of any default by Tenant under this Lease that continues beyond the expiration of all applicable grace periods, including any damages arising under section 1951.2 of the California Civil Code following termination of the Lease; (iii) against any costs incurred by Landlord in connection with the Lease (including reasonable attorneys’ fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default that continues beyond the expiration of all applicable grace periods, all without prejudice to any other remedy or remedies which the Landlord may have on account thereof, and upon such application Tenant shall pay Landlord on demand the amount so applied which shall be added to the Security Deposit so the same will be restored to its original amount;

(b) that should the Premises be conveyed by Landlord, the Security Deposit or any balance thereof may be turned over to the Landlord’s grantee, and if the same be turned over as aforesaid, Tenant hereby releases Landlord from any and all liability with respect to the Security Deposit and its application or return, and Tenant agrees to look solely to such grantee for such application or return;

(c) that Landlord may commingle the Security Deposit with other funds and not be obligated to pay Tenant any interest;

(d) that the Security Deposit shall not be considered as advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a bar or defense to any actions by Landlord against Tenant;

(e) subject to Tenant’s waiver of Section 1950.7 contained in paragraph (f) of this Article 23, that if Tenant shall faithfully perform all of the covenants and agreements contained in this Lease on the part of the Tenant to be performed, the Security Deposit or any then remaining balance thereof shall be returned to Tenant, without interest, within thirty (30) days after the expiration of the Term. Tenant further covenants that it will not assign or encumber the money deposited herein as a Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance; and,

(f) that Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Law, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 23 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant related parties, including any damages Landlord suffers following termination of the Lease.

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ARTICLE 24.

BROKERAGE COMMISSION

Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent except for the Broker(s) identified in Article 1, and (except with respect to the Broker(s) identified in Article 1 and with whom Landlord has entered into a separate brokerage agreement) no broker, agent, commission salesperson, or other person has represented Landlord or Tenant in the negotiations for and procurement of this Lease and of the Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person. Each party agrees to indemnify the other and hold the other harmless from any and all claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in Article 1.

ARTICLE 25.

FORCE MAJEURE

Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by a cause or causes beyond its control, including all labor disputes, civil commotion, war, war-like operations, acts of terrorism, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, services, or through acts of God. Tenant shall similarly be excused for delay in the performance of any obligation hereunder; provided:

(a)	nothing contained in this Section or elsewhere in this Lease shall be deemed to excuse or permit any delay in the payment of the Rent, or any delay in the cure of any default which may be cured by the payment of money;

(b)	no reliance by Tenant upon this Section shall limit or restrict in any way Landlord’s right of self-help as provided in this Lease; and

(c)	Tenant shall not be entitled to rely upon this Section unless it shall first have given Landlord notice of the existence of any force majeure preventing the performance of an obligation of Tenant within five days after the commencement of the force majeure.

ARTICLE 26.

PARKING

(a) Landlord hereby grants to Tenant the right, in common with others authorized by Landlord, to use the parking facilities owned by Landlord and located at the Property at no charge to Tenant. Landlord, at its sole election, may designate the types and locations of parking spaces within the parking facilities which Tenant shall be allowed to use. Landlord shall have the right, at Landlord’s reasonable election, to equitably change said types and locations from time to time; provided, however, such designation shall be uniformly applied and shall not unfairly favor any tenant in the Building, and Landlord shall use its best efforts to maintain parking at the Property.

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(b) Landlord reserves the right to enforce parking. In the event Tenant exceeds its parking allotment provided under Article 1.S of the Lease, Tenant shall be required, within five (5) days of receiving written notice from Landlord, to implement an alternative parking plan/shuttle service for its employees that results in Tenant not exceeding its parking allotment, and Tenant’s failure to do so within said five (5) day period shall be a default under the Lease. Thereafter, if Tenant should again exceed its parking allotment, Tenant shall, without further notice from Landlord, be in default of the Lease. Consistent with Landlord’s policy, no reserved parking stalls will be allotted to Tenant.

(c) If requested by Landlord, Tenant shall notify Landlord of the license plate number, year, make and model of the automobiles entitled to use the parking facilities and if requested by Landlord, such automobiles shall be identified by automobile window stickers provided by Landlord, and only such designated automobiles shall be permitted to use the parking facilities. If Landlord institutes such an identification procedure, Landlord may provide additional parking spaces for use by customers and invitees of Tenant on a daily basis at prevailing parking rates, if any. At Landlord’s sole election, Landlord may make validation stickers available to Tenant for any such additional parking spaces, provided, however, if Landlord makes validation stickers available to any other tenant in the Building, Landlord shall make such validation stickers available to Tenant.

(d) The parking facilities provided for herein are provided solely for the accommodation of Tenant and Landlord assumes no responsibility or liability of any kind whatsoever from whatever cause with respect to the automobile parking areas, including adjoining streets, sidewalks, driveways, property and passageways, or the use thereof by Tenant or tenant’s employees, customers, agents, contractors or invitees, unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents or employees.

ARTICLE 27.

HAZARDOUS MATERIALS

A. Definition of Hazardous Materials. To the best of Landlord’s knowledge, as of the Commencement Date, there are no Hazardous Materials in the Building or on the Premises. The term “Hazardous Materials” for purposes hereof shall mean any chemical, substance, materials or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, materials or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet (“MSDS”).

B. No Hazardous Materials. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any Hazardous Materials. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within the Premises of Hazardous Materials customarily used in the business or activity expressly permitted to be undertaken in the Premises under Article 6, provided: (a) such Hazardous Materials shall be

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used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable Law, highest prevailing standards, and the manufacturers’ instructions therefor, (b) such Hazardous Materials shall not be disposed of, released or discharged in the Building, and shall be transported to and from the Premises in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such Hazardous Materials be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and (d) any remaining such Hazardous Materials shall be completely, properly and lawfully removed from the Building upon expiration or earlier termination of this Lease. Any clean up, remediation and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord, If Landlord or any Lender or governmental body arranges for any tests or studies showing that this Article has been violated by Tenant, Tenant shall pay for the costs of such tests.

C. Notices To Landlord. Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Materials on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury resulting from any Hazardous Materials on the Premises, (iii) any release, discharge or non-routine, improper or unlawful disposal or transportation of any Hazardous Materials on or from the Premises or in violation of this Article, and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Materials on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list, certified to be true and complete, identifying any Hazardous Materials then used, stored, or maintained upon the Premises, the use and approximate quantity of each such materials, a copy of any MSDS issued by the manufacturer therefor; and such other information as Landlord may reasonably require or as may be required by Law.

D. Indemnification of Landlord. If any Hazardous Materials are released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents, invitees or contractors, on or about the Building in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up, remediate and remove the Hazardous Materials from the Building and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense (without limiting Landlord’s other remedies therefor). Tenant shall further be required to indemnify and hold Landlord, Landlord’s directors, officers, employees and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties and judgments directly or indirectly arising out of or attributable to a violation of the provisions of this Article by Tenant, Tenant’s occupants, employees, contractors or agents. Any clean up, remediation and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and

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the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Landlord or any Lender or governmental body arranges for any tests or studies showing that this Article has been violated, Tenant shall pay for the costs of such tests. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 28.

ADDITIONAL RIGHTS RESERVED BY LANDLORD

In addition to any other rights provided for herein, Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim:

(a)	To name the Building and to change the name or street address of the Building but promptly will provide Tenant with notice of any such change;

(b)	To install and maintain all signs on the exterior and interior of the Building;

(c)	To designate all sources furnishing sign painting or lettering for use in the Building:

(d)	During the last ninety (90) days of the Term, if Tenant has vacated the Premises, to decorate, remodel, repair, alter or otherwise prepare the Premises for occupancy, without affecting Tenant’s obligation to pay Rent for the Premises;

(e)	To have pass keys to the Premises and all doors therein, excluding Tenant’s vaults and safes;

(f)	On at least twenty-four (24) hours prior notice to Tenant, to exhibit the Premises to any prospective purchaser, Lender, mortgagee, or assignee of any mortgage on the Building or Land and to others having an interest therein at any time during the Term, and to prospective tenants during the last six months of the Term;

(g)	To take any and all measures, including entering the Premises, when possible on reasonable prior notice to Tenant, for the purpose of making inspections, repairs, alterations, additions and improvements to the Premises or to the Building (including for the purpose of checking, calibrating, adjusting and balancing controls and other parts of the Building Systems), as may be necessary or desirable for the operation, improvement, safety, protection or preservation of the Premises or the Building, or in order to comply with all Laws, orders and requirements of governmental or other authority, or as may otherwise be permitted or required by this Lease; provided, however, that during the progress of any work on the Premises or at the Building, Landlord will attempt not to inconvenience Tenant, but shall not be liable for inconvenience, annoyance, disturbance, loss of business, or other damage to Tenant by reason of performing any work or by bringing or storing materials, supplies, tools or equipment in the Building or Premises during the performance of any work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever;

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(h)	To relocate various facilities within the Building and on the land of which the Building is a part if Landlord shall determine such relocation to be in the best interest of the development of the Building and Property, provided that such relocation shall not materially restrict access to, or Tenant’s use and enjoyment of, the Premises; and

(i)	To install vending machines of all kinds in the Building and to receive all of the revenue derived therefrom, provided, however, that no vending machines shall be installed by Landlord in the Premises unless Tenant so requests.

ARTICLE 29.

DEFINED TERMS

A. “Building” shall refer to the Building named in Article 1 of which the leased Premises are a part (including all modifications, additions and alterations made to the Building during the term of this Lease), the real property on which the same is located, all plazas, common areas and any other areas located on said real property and designated by Landlord for use by all tenants in the Building.

B. “Common Areas” shall mean and include all areas, facilities, equipment, directories and signs of the Building (exclusive of the Premises and areas leased to other Tenants) made available and designated by Landlord for the common and joint use and benefit of Landlord, Tenant and other tenants and occupants of the Building including, but not limited to, lobbies, public washrooms, hallways, sidewalks, parking areas, landscaped areas and service entrances. Common Areas may further include such areas in adjoining properties under reciprocal easement agreements, operating agreements or other such agreements now or hereafter in effect and which are available to Landlord, Tenant and Tenant’s employees and invitees. Landlord reserves the right in its sole discretion and from time to time, to construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas so long as access to and use of the Premises is not materially, adversely affected for an unreasonable period of time.

C. “Default Rate” shall mean eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever shall be less. If the application of the Default Rate causes any provision of this Lease to be usurious or unenforceable, the Default Rate shall automatically be reduced so as to prevent such result.

D. “Hazardous Materials” shall have the meaning set forth in Article 27.

E. “Landlord” and “Tenant” shall be applicable to one or more parties as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there be more than one, the obligations thereof shall be joint and several. For purposes of any provisions indemnifying or limiting the liability of Landlord, the term “Landlord” shall include Landlord’s present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, members, principals, agents, affiliates, successors and assigns.

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F. “Law” or “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are binding precedents in the state in which the Building is located, and decisions of federal courts applying the Laws of such state.

G. “Lease” shall mean this lease executed between Tenant and Landlord, including any extensions, amendments or modifications and any Exhibits attached hereto.

H. “Lease Year” shall mean each calendar year or portion thereof during the Term.

I. “Lender” shall mean the holder of a Mortgage at the time in question, and where such Mortgage is a ground lease, such term shall refer to the ground lessee.

J. “Mortgage” shall mean all mortgages, deeds of trust, ground leases and other such encumbrances now or hereafter placed upon the Building or any part thereof with the written consent of Landlord, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon.

K. “Operating Expenses” shall mean all operating expenses of any kind or nature which are necessary, ordinary or customarily incurred in connection with the operation, maintenance or repair of the Building as determined by Landlord in accordance with generally accepted accounting principles consistently applied.

Operating Expenses shall include, but not be limited to:

1.1 costs of supplies, including, but not limited to, the cost of relamping all Building standard lighting as the same may be required from time to time;

1.2 costs incurred in connection with obtaining and providing energy for the Building, including, but not limited to, costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources;

1.3 costs of water and sanitary and storm drainage services;

1.4 costs of janitorial and security services;

1.5 costs of general maintenance and repairs, including costs under HVAC and other mechanical maintenance contracts and maintenance, repairs and replacement of equipment and tools used in connection with operating the Building;

1.6 costs of maintenance and replacement of landscaping;

1.7 insurance premiums, including fire and all-risk coverage, together with loss of rent endorsements, the part of any claim required to be paid under the deductible portion of any insurance policies carried by Landlord in connection with the Building (where Landlord is unable to obtain insurance without such deductible from a major insurance carrier at reasonable rates), public liability insurance and any other insurance carried by Landlord on the Building, or any component parts thereof (all such insurance shall be in such amounts as may be required by any holder of a Mortgage or as Landlord may reasonably determine);

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1.8 labor costs associated with operating and managing the Building and the Common Areas, including but not limited to the parking facilities, including wages and other payments, costs to Landlord of worker’s compensation and disability insurance, payroll taxes, welfare fringe benefits, and all legal fees and other costs or expenses incurred in resolving any labor dispute;

1.9 professional building management fees required for management of the Building;

1.10 legal, accounting, inspection, and other consultation fees (including, without limitation, fees charged by consultants retained by Landlord for services that are designed to produce a reduction in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Building) incurred in the ordinary course of operating the Building or in connection with making the computations required hereunder or in any audit of operations of the Building;

1.11 the costs of capital improvements or structural repairs or replacements made in or to the Building in order to conform to changes, subsequent to the date of this Lease, in any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building (herein “Required Capital Improvements”) or the costs incurred by Landlord to install a new or replacement capital item for the purpose of reducing Operating Expenses (herein “Cost Savings Improvements”), and a reasonable reserve for all other capital improvements and structural repairs and replacements reasonably necessary to permit Landlord to maintain the Building in its current class. The expenditures for Required Capital Improvements and Cost Savings Improvements shall be amortized over the useful life of such capital improvement or structural repair or replacement (as determined by Landlord). All costs so amortized shall bear interest on the amortized balance at the rate of twelve percent (12%) per annum or such higher rate as may have been actually paid by Landlord on funds borrowed for the purpose of constructing these capital improvements.

In making any computations contemplated hereby, Landlord shall also be permitted to make such adjustments and modifications to the provisions of this paragraph and Article 4 as shall be reasonable and necessary to achieve the intention of the parties hereto.

Operating Expenses shall not include:

(a) Cost of repairs, replacements or other work occasioned by fire, windstorm or other similar casualty to the extent of insurance proceeds actually received.

(b) Leasing commissions, attorney’s fees, costs, disbursements and other expenses incurred in connection with negotiations of leases with tenants, other occupants or prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants or other occupants of the Building.

(c) “Tenant allowances,” “tenant concessions,” “tenant inducements “and other costs or expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior design fees for same.

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(d) Repairs covered by construction and equipment warranties or guarantees or caused by a defect or omission in design to the extent of the monetary recovery from an architect, engineer or contractor actually liable therefor less all costs, including reasonable attorneys’ fees expended by Landlord in effectuating such recovery.

(e) Depreciation or amortization, except for amortization charges as provided in Section 1.11 above.

(f) Costs in connection with services, items or other benefits which are not available to Tenant without specific charge therefor, but which are provided by Landlord to all other tenants of the Building without a specific charge.

(g) Services, items and benefits for which Tenant or any other tenant or occupant of the Building specifically reimburses (or is required to reimburse under the terms of their lease) Landlord, less Landlord’s costs, if any, including reasonable attorneys’ fees in connection with obtaining such other tenant or occupant reimbursements or in enforcing such lease reimbursement requirement, or for which Tenant or any other tenant or occupant of the Building pays third persons.

(h) Costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents and/or contractors, any tenant (other than Tenant) or other occupant of the Building, of any terms and conditions of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, its employees, agents and/or contractors, tenants (other than Tenant) or other occupants of the Building, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building; provided, however, in the case of tenants (other than Tenant) or other occupant of the Building, that such costs or expenses shall only be excluded from Operating Expenses to the extent of Landlord’s actual recovery from such other tenant (other than Tenant) or other occupant of the Building.

(i) Penalties for late payment.

(j) Overhead or profit increments paid to any affiliates of Landlord for service on or to the Building, to the extent that the costs of such service exceeds those charged by non-affiliated entities of similar skill, competence and experience.

(k) Payments of principal, finance charges or interest on debt or amortization on any mortgage, deed of trust or other debt, and rental payments under any ground or underlying lease or leases (except to the extent the same may be made to pay or reimburse, or may be measured by, real estate taxes).

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(l) Costs of Landlord’s general overhead and general administrative expenses (individual, partnership or corporate, as the case may be), which costs would not be chargeable to Operating Expenses of the Building in accordance with generally accepted accounting principles, consistently applied.

(m) Compensation paid to clerks, attendants or other persons in commercial concessions (such as a snack bar, restaurant or newsstand), if any, operated by Landlord or any affiliate of Landlord.

(n) Rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building.

(o) Costs incurred in installing, operating, maintaining and owning any specialty items or services not normally installed, operated and maintained in buildings comparable to the Building and not necessary for Landlord’s operation, repair and maintenance of and the providing of required services for, the Building and/or any associated parking facilities, including, but not limited to, an observatory, beacon(s), broadcasting facilities (other than the Building’s music system, and life safety and security systems), luncheon club, athletic or recreational club, helicopter pad, child care center, kiosks, promotions, displays, etc.

(p) Advertising and promotional expenses.

(q) Costs or expenses for sculpture, paintings or other works of art, including costs incurred with respect to the purchaser, ownership, leasing, showing, promotion, repair and/or maintenance of same.

(r) Costs for which Landlord is compensated or should be compensated under policies required to be carried by Landlord under the terms of this Lease through insurance or other means of recovery, less all costs incurred by Landlord, including reasonable attorneys’ fees, in seeking to enforce such insurance or other means of recovery.

(s) Costs of correcting defects in the Building and/or equipment or the replacement of defective equipment to the extent such costs are covered by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord.

(t) Costs of restoration or repair of the Building as a result of total or partial destruction or condemnation thereof, except to the extent of any applicable deductible.

(u) Intentionally omitted.

(v) Contributions to charitable or political organizations.

(w) Costs incurred in removing the property of former tenants or other occupants of the Building.

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(x) Any bad debt loss, rent loss, or reserves for bad debt or rent loss.

(y) Any other expense which, under generally accepted accounting principles, consistently applied, would not be considered to be an operating expense of the Building.

L. “Rent” shall have the meaning specified therefor in Article 3.

M. “Tax” or “Taxes” shall mean:

1.1 all real property taxes and assessments levied against the Building by any governmental or quasi-governmental authority. The foregoing shall include all federal, state, county, or local governmental, special district, improvement district, municipal or other political subdivision taxes, fees, levies, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, respecting the Building, including without limitation, real estate taxes, general and special assessments, interest on any special assessments paid in installments, transit taxes, water and sewer rents, taxes based upon the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, appurtenances, furniture and other personal property used in connection with the Building which Landlord shall pay during any calendar year, any portion of which occurs during the Term (without regard to any different fiscal year used by such government or municipal authority except as provided below). Provided, however, any taxes which shall be levied on the rentals of the Building shall be determined as if the Building were Landlord’s only property, and provided further that in no event shall the term “taxes or assessment,” as used herein, include any net federal or state income taxes, franchise taxes, gift taxes, inheritance taxes, estate taxes, levied or assessed on Landlord, unless such taxes are a specific substitute for real property taxes. Such term shall, however, include gross taxes on rentals. Expenses incurred by Landlord for tax consultants and in contesting the amount or validity of any such taxes or assessments shall be included in such computations.

1.2 all “assessments”, including so-called special assessments, license tax, business license fee, business license tax, levy, charge, penalty or tax imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, water, drainage, or other improvement or special district thereof, against the Premises of the Building or any legal or equitable interest of Landlord therein. For the purposes of this lease, any special assessments shall be deemed payable in such number of installments as is permitted by law, whether or not actually so paid. If as of the Commencement Date the Building has not been fully assessed as a completed project, for the purpose of computing the Operating Expenses for any adjustment required herein or under Article 4, the Tax shall be adjusted by Landlord, as of the date on which the adjustment is to be made, to reflect full completion of the Building including all standard Tenant finish work if the method of taxation of real estate prevailing to the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or theretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the

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rents received therefrom, then such new or altered taxes attributable to the Building shall be included within the term real estate taxes, except that the same shall not include any enhancement of said tax attributable to other income of Landlord. All of the preceding clauses M (1.1 and 1.2) are collectively referred to as the “Tax” or “Taxes”. All other capitalized terms shall have the definition set forth in the Lease.

ARTICLE 30.

MISCELLANEOUS PROVISIONS

A. RULES AND REGULATIONS.

Tenant shall comply with all of the rules and regulations promulgated by Landlord from time to time for the Building. A copy of the current rules and regulations is attached hereto as Exhibit C.

B. EXECUTION OF LEASE.

If more than one person or entity executes this Lease as Tenant, each such person or entity shall be jointly and severally liable for observing and performing each of the terms, covenants, conditions and provisions to be observed or performed by Tenant.

C. NOTICES.

All notices under this Lease shall be in writing and will be deemed sufficiently given for all purposes if, to Tenant, by delivery to Tenant at the Premises during the hours the Building is open for business or by certified mail, return receipt requested or by overnight delivery service (with one acknowledged receipt), to Tenant at the address set forth below, and if to Landlord, by certified mail, return receipt requested or by overnight delivery service (with one acknowledged receipt), at the addresses set forth below.

Landlord: at address shown in Article 1, item H.

with a copy to: Building Manager at address shown in Article 1, item I.

Tenant: at address shown in Article 1, item B.

with copy to:

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D. TRANSFERS.

The term “Landlord” appearing herein shall mean only the owner of the Building from time to time and, upon a sale or transfer of its interest in the Building, the then Landlord and transferring party shall have no further obligations or liabilities for matters accruing after the date of transfer of that interest and Tenant, upon such sale or transfer, shall look solely to the successor owner and transferee of the Building for performance of Landlord’s obligations hereunder.

E. RELOCATION. Intentionally omitted.

F. TENANT FINANCIAL STATEMENTS.

Upon the written request of Landlord, Tenant shall submit financial statements for its most recent financial reporting period and for the prior Lease Year. Landlord shall make such request no more than twice during any Lease Year, except that Landlord shall have the right to request Tenant’s financial statements (which shall be delivered within twenty (20) days of request by Landlord) in the event of a sale or refinancing of the Building. All such financial statements shall be certified as true and correct by the responsible officer or partner of Tenant and if Tenant is then in default hereunder (following the expiration of all applicable cure periods without cure), the financial statements shall be certified by an independent certified public accountant. Any financial statements delivered by Tenant shall be held in the strictest confidence by Landlord, its lenders, or any potential purchasers of the Building.

G. RELATIONSHIP OF THE PARTIES.

Nothing contained in this Lease shall be construed by the parties hereto, or by any third party, as constituting the parties as principal and agent, partners or joint venturers, nor shall anything herein render either party (other than a guarantor) liable for the debts and obligations of any other party, it being understood and agreed that the only relationship between Landlord and Tenant is that of Landlord and Tenant.

H. ENTIRE AGREEMENT: MERGER.

This Lease embodies the entire agreement and understanding between the parties respecting the Lease and the Premises and supersedes all prior negotiations, agreements and understandings between the parties, all of which are merged herein. No provision of this Lease may be modified, waived or discharged except by an instrument in writing signed by the party against which enforcement of such modification, waiver or discharge is sought.

I. NO REPRESENTATION BY LANDLORD

Neither Landlord nor any agent of Landlord has made any representations, warranties, or promises with respect to the Premises or the Building except as expressly set forth herein.

J. LIMITATION OF LIABILITY.

Notwithstanding any provision in this Lease to the contrary, under no circumstances shall Landlord’s liability or that of its directors, officers, employees and agents for failure to perform any obligations arising out of or in connection with the Lease or for any breach of the terms or conditions of this Lease (whether written or implied) exceed Landlord’s equity interest in the Building. Any judgments

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rendered against Landlord shall be satisfied solely out of proceeds of sale of Landlord’s interest in the Building. No personal judgment shall lie against Landlord upon extinguishment of its rights in the Building and any judgments so rendered shall not give rise to any right of execution or levy against Landlord’s assets. The provisions hereof shall inure to Landlord’s successors and assigns including any Lender. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord in case of recovery of a judgment against Landlord; nor shall the foregoing be deemed to limit Tenant’s rights to obtain injunctive relief or specific performance or other remedy which may be accorded Tenant by law or under this Lease. If Tenant claims or asserts that Landlord has violated or failed to perform a covenant under the Lease, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies for any such violation or failure.

K. MEMORANDUM OF LEASE.

Neither party, without the written consent of the other, will execute or record any this Lease or any summary or memorandum of this Lease in any public recorders office.

L. NO WAIVERS: AMENDMENTS.

Failure of Landlord to insist upon strict compliance by Tenant of any condition or provision of this Lease shall not be deemed a waiver by Landlord of that condition. No waiver shall be effective against Landlord unless in writing and signed by Landlord. Similarly, this Lease cannot be amended except by a writing signed by Landlord and Tenant.

M. SUCCESSORS AND ASSIGNS.

The conditions, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

N. WAIVER OF JURY TRIAL, GOVERNING LAW.

To the extent permitted by applicable law, Landlord and Tenant hereby waive all right to trial by jury in any claim, action proceeding or counterclaim by either Landlord or Tenant against each other or any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and/or Tenant’s use or occupancy or the Premises. This Lease shall be governed by the law of the State where the Building is located.

O. EXHIBITS.

All exhibits attached to this Lease are a part hereof and are incorporated herein by reference and all provisions of such exhibits shall constitute agreements, promises and covenants of this Lease.

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P. CAPTIONS.

The captions and headings used in this Lease are for convenience only and in no way define or limit the scope, interpretation or content of this Lease.

Q. COUNTERPARTS.

This Lease may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 31.

RENEWAL OPTION

A. Option to Renew. Tenant and any Permitted Transferee shall have the option to renew this Lease (the “Renewal Option”) for one (1) additional term of three (3) years, commencing upon the expiration of the initial Term of this Lease. The Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not later than nine (9) months nor more than twelve (12) months prior to expiration of the initial Term of this Lease. Notwithstanding the foregoing, at Landlord’s election, the Renewal Option shall be null and void and Tenant shall have no right to renew this Lease pursuant thereto if on the date Tenant exercises the option or on the date immediately preceding the commencement of the renewal period (i) RING CENTRAL, INC. and/or any Permitted Transferee described in Article 16. B. of this Lease not requiring Landlord’s consent, is not in occupancy of more than fifty percent (50%) of the Premises then demised hereunder or does not intend to continue to occupy at least fifty percent (50%) of the Premises, or (ii) Tenant is in default of any of its obligations under this Lease beyond applicable notice and cure periods.

B. Terms and Conditions. If Tenant exercises the Renewal Option, then all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall take the Premises in their then “as-is” state and condition, (ii) the Monthly Rent payable by Tenant for the Premises shall be 100% of the then fair market rent for the Premises based upon the terms of this Lease, as renewed, (iii) the Base Year for the Premises shall be the calendar year in which the renewal term commences, and (iv) the Base Tax Year shall be the calendar year in which the renewal term commences. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. For purposes of this Article 31, the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to new and/or renewing tenants, taking into consideration the quality and prestige of the Building and such amenities as existing improvements, view, floor on which the Premises is situated and the like, situated in reputable, established Class A office buildings in comparable locations in the Central San Mateo office market, in comparable physical and economic condition, taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions including rent abatement, tenant improvements, brokerage commissions and other concessions available to comparable quality tenants in the Central San Mateo office market (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants that deviate from what is the then prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate). Landlord shall determine the fair market rent by using its good faith judgment. Landlord shall provide written notice of such amount

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within ten (10) business days after Tenant provides the notice to Landlord exercising Tenant’s Renewal Option. Tenant shall have ten (10) business days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rent within which to accept such rental rate or to reasonably object thereto in writing. In the event Tenant objects. Landlord and Tenant shall attempt to agree upon such fair market rent, using their good faith efforts, If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to the fair market rent, and such determination shall be submitted to arbitration in accordance with Paragraph 31 D. below. Failure of Tenant to so object in writing within Tenant’s Review Period shall conclusively be deemed its approval of the fair market rent determined by Landlord.

If the final determination of the fair market rent has not been made prior to the date on which Tenant’s obligation to pay Monthly Rent during the renewal term commences, then, from such date until the date the final determination is made (“Interim Period”), Tenant shall pay estimated Monthly Rent for the Premises at the rate applicable to the Premises during the month immediately preceding such rent commencement date. Once the final determination of the fair market rent has been made, if the Monthly Rent payable by Tenant for the Premises pursuant to the fair market rent exceeds the Monthly Rent paid by Tenant during the Interim Period, Tenant shall pay the excess to Landlord concurrently with Tenant’s next installment of Monthly Rent.

C. Intentionally Omitted.

D. Appraisal Procedure. Landlord and Tenant shall meet with each other within ten (10) days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence, If Landlord and Tenant do not mutually agree upon the fair market rent within ten (10) days of the exchange and opening of envelopes, then, within twenty

(20) days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of office properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker or lawyer as to his or her opinion as to fair market rent prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted fair market rent for the Premises is the closest to the actual fair market rent for the Premises as determined by the arbitrator, taking into account the requirements of this Paragraph 31. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator (with a copy to the other party) within ten (10) days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of fair market rent (“FMR Data”), and the other party may submit a reply in writing within ten (10) days after receipt of such FMR Data. The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted fair market rent and shall notify Landlord and Tenant of such determination. The decision of the arbitrator shall be binding upon Landlord and Tenant. If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the San Mateo Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties. The cost of arbitration shall be paid by Landlord and Tenant equally.

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ARTICLE 32.

TENANT’S RIGHT OF FIRST OFFER

A. First Offer Space. Commencing on the Commencement Date, Tenant (or a Permitted Transferee as defined in Article 16.B hereinabove) shall have a continuing right of first offer to lease Suite 500 (consisting of 10,485 rentable square feet) located on the Fifth Floor of the Building (the “First Offer Space”), which is currently vacant, and, therefore, currently “available for lease.” Without limitation, the First Offer Space shall not be deemed “available for lease” within the meaning of this paragraph 32.A, if any currently existing tenant of the Building exercises an expansion option or right of first offer or refusal to lease the First Offer Space, which expansion option or right of first offer or refusal is included in such tenant’s lease and has been granted prior to the Commencement Date. Prior to the execution of this Lease, Landlord shall provide Tenant with a list of all tenants having priority over Tenant’s rights under the preceding sentence. In the event that the First Offer Space shall become available for lease during the Term (regardless of whether or not Landlord has offered such First Offer Space or any other First Offer Space to Tenant previously) prior to negotiating a lease of such First Offer Space to any other party Landlord shall so notify Tenant in writing (“Landlord’s ROFO Notice”), identifying the availability date (or estimated availability date), the rental rate, any proposed tenant improvement allowance and the other basic terms upon which Landlord desires to lease such First Offer Space.

B. Exercise of First Offer Right. If Tenant desires to lease the First Offer Space, Tenant shall so notify Landlord in writing (“Tenant’s ROFO Notice”) within ten (10) business days after the date of Landlord’s ROFO Notice (the “Exercise Deadline”). If Tenant does not so notify Landlord prior to the Exercise Deadline, Landlord shall be free to lease any or all of the First Offer Space that is the subject of Landlord’s ROFO Notice to one or more parties on terms and conditions as Landlord shall determine in its sole and absolute discretion for a period of one hundred eighty (180) days following the delivery of Landlord’s ROFO Notice, provided that the economic terms of such third party lease are not materially more favorable to the third party tenant than those contained in Landlord’s ROFO Notice. For purposes of the preceding sentence, “materially more favorable” shall mean less than ninety percent (90%) of base rent and other economic terms (taken as a whole), including without limitation any tenant improvement allowance, contained in Landlord’s ROFO Notice. If Tenant shall have timely delivered Tenant’s ROFO Notice, then the First Offer Space shall be added to the Lease on the latter of (a) the availability date specified in Landlord’s ROFO Notice or (b) the date the First Offer Space is delivered to Tenant and on all of the terms and conditions set forth in the Lease as applicable to the balance of the Premises, except that (i) Tenant shall take the First Offer Space in its then “as is” state and condition, but vacant and broom clean, subject to any agreed upon tenant improvements specified in Landlord’s ROFO Notice, (ii) the Monthly Rent payable by Tenant for the First Offer Space shall be the rent stated in Landlord’s ROFO Notice, (iii) the Base Year and Base Tax Year for the First Offer Space shall be the calendar year in which the First Offer Space is added to the Lease, and (iv) and the term for the First Offer Space shall be the same term as stated in Landlord’s ROFO Notice. If Landlord fails to lease the First Offer Space within one hundred and eighty (180) days of Landlord’s ROFO Notice, then Tenant’s rights shall be reinstated hereunder.

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C. Conditions to Exercise. Notwithstanding anything in this Article 32 to the contrary, if at the time of Tenant’s exercise of its right of first offer as to any Landlord’s ROFO Notice or at the time the Lease term for the applicable First Offer Space is to commence, (i) Tenant is (A) in default of any of its non monetary obligations under the Lease beyond any applicable grace or cure period (provided such non monetary default must be cured prior to the Exercise Deadline or the commencement date for the First Offer Space, as applicable), or (B) in monetary default under the Lease, or (ii) Tenant or a Permitted Transferee (as defined in Article 16.B hereinabove) is not in occupancy pursuant to the Lease of the entire Premises then demised thereunder or has assigned or sublet any portion of the Premises or all or any portion of the applicable First Offer Space, then at Landlord’s option Tenant shall have no rights pursuant to this Article 32, Landlord shall have no obligations pursuant to this Article 32, and Tenant’s attempt to exercise the right of first offer shall be null and void.

ARTICLE 33.

TENANT’S EXPANSION OPTION; CONDITIONAL

RIGHT TO TERMINATE

A. Expansion Option. Landlord grants to Tenant or its Permitted Transferee (as defined in Article 16.B hereinabove)the option (“Expansion Option”) to expand the Premises in accordance with and subject to the provisions of this Article 33. Whenever the term “Tenant” is used in this Article 33 that term shall also refer to a Permitted Transferee whenever such reference would be appropriate, it being the intention of the parties hereto that a Permitted Transferee shall have the same rights and obligations and shall be subject to the same conditions as Tenant with respect to the Expansion Option and the Conditional Right To Terminate. The Expansion Option shall apply to that certain space (“Expansion Space”) consisting of not less than fifteen thousand (15,000) contiguous, rentable square feet on a single floor within the Building. The exact location, size, and configuration of the Expansion Space shall be determined by Landlord. The Expansion Option shall be personal to the originally named Tenant, RING CENTRAL, INC., or a Permitted Transferee, and shall be exercisable only by the originally named Tenant or a Permitted Transferee (and not any assignee, sublessee, or other transferee of Tenant’s interest in this Lease other than a Permitted Transferee). The Tenant may exercise the Expansion Option only if Tenant occupies the entire Premises as of the last date on which that Tenant may properly exercise the Expansion Option. Tenant shall not have the right to exercise the Expansion Option if Tenant is in default under this Lease on the date of the attempted exercise or (at Landlord’s option) on the scheduled Delivery Date (defined below in subparagraph E).

B. Exercise of Expansion Option. Tenant may exercise the Expansion Option only by giving irrevocable written notice of such exercise (“Expansion Notice”) to Landlord no earlier than the 1st day of the thirtieth (30th) full calendar month of the Term of the Lease and not latter than the last day of the thirty-third (33rd) full calendar month of the Term of the Lease.

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C. Landlord’s Response to Tenant’s Expansion Notice. Upon receipt of Tenant’s Expansion Notice, Landlord shall have a period of fourteen (14) calendar days (“Landlord Response Period”) in which to deliver a written response to Tenant. Landlord may issue a written approval (“Expansion Approval Letter”) to Tenant’s Expansion Notice, designating the location and description of the Expansion Space (including rentable square footage) deliverable for tenant improvements or occupancy no earlier than thirty (30) days and no later than one hundred and eighty (180) days following receipt of the Tenant’s Expansion Notice (“Expansion Space Delivery Period”). In the event that Landlord is unable to deliver the Expansion Space within the Expansion Space Delivery Period, then Landlord shall issue a letter rejecting the expansion request (“Expansion Denial Letter”).

D. Landlord’s Denial and Tenant’s Conditional Right to Terminate. In the event that Tenant receives the Expansion Denial Letter or no response from Landlord within the Landlord Response Period, then Tenant shall have a onetime right to early terminate the lease (“Early Termination Right”) without penalty upon payment by cashier’s or certified check to Landlord of an amount equal to eight (8) times the Monthly Rent based on the rent for the fortieth (40th) full calendar month of the Term (i.e. 8 x $46,879.89 = $375,039.12) of the Lease (“Termination Payment”). Tenant may exercise the Early Termination Right no later than thirty (30) business days after the termination of the Landlord Response Period by sending Landlord a formal written notice (“Termination Letter”) exercising such Early Termination Right together with (i) the Termination Payment, and (ii) an executed Letter of Intent for a minimum 30,000 rentable square feet at a new location, which Letter of Intent Landlord agrees to hold in the strictest confidence. Within sixty (60) days after Landlord’s receipt of Tenant’s Termination Letter, Tenant shall also deliver to Landlord a fully executed lease for a minimum 30,000 rentable square feet at said new location, which lease Landlord agrees to hold in the strictest confidence. Provided that Tenant has complied with all of the above requirements, Termination shall be effective at the end of the thirty ninth (39th) month of the Lease Term. Landlord shall have the right to market the Premises upon receipt of the Termination Letter and Termination Payment.

E. Landlord’s Approval; Expansion Amendment; Arbitration . In the event that Tenant receives Landlord’s Expansion Approval Letter, then (i) on or before sixty (60) days thereafter, or, should arbitration be required as described below, (ii) within 5 business days following the binding decision of the arbitrator as provided in Article 31D, Landlord and Tenant shall execute an amendment to the Lease (the “Expansion Amendment”) on the following terms: Tenant’s lease of the Expansion Space shall be on the same terms and conditions as affect the original Premises from time to time, except that: (a) beginning on the actual date Landlord delivers possession of the Expansion Space to Tenant (the “Delivery Date”) and continuing for the balance of the Lease Term (including any extensions), the Expansion Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the original Premises plus the Expansion Space), (b) the Monthly Rent applicable to the Expansion Space shall be equal to the fair market rent of the Expansion Space as “fair market rent” is defined in Article 31.B. of the Lease, (c) the Security Deposit for the Expansion Space shall be equal to an amount proportionate to the Security Deposit for the original Premises in effect on the date of Landlord’s Expansion Approval Letter, (d) the Base Year and Base Tax Year for the Expansion Space shall be the calendar year in which the Expansion Space is added to the Lease, (e) Tenant’s Pro Rata Share of Taxes and Operating Expenses under the Lease shall be increased by that percentage

Ring Central, Inc. Lease	48

attributable to the Expansion Space, (f) Tenant’s non-assigned, surface parking spaces at the Building shall be increased by 3.3 parking stalls for every 1,000 rentable square feet of the Expansion Space, and (g) the term for the Expansion Space shall commence on the Delivery Date and expire on the Expiration Date for the original Premises as same be extended from time to time under the terms of the Lease. Additionally, the Expansion Amendment shall provide that within three (3) business days after Landlord’s delivery of the Expansion Space to Tenant, Landlord and Tenant shall confirm in writing the addition of the Expansion Space to the Premises on the terms and conditions set forth in this Article 33 by executing an Expansion Space Commencement Date Confirmation on the form attached as an exhibit to the Expansion Amendment.

Landlord shall determine the fair market rent (including any “rent-free” concessions and tenant improvement allowances) to be included in the Expansion Amendment by using its good faith judgment. Landlord shall provide written notice of such amount within fifteen (15) business days after Tenant’s receipt of Landlord’s Expansion Approval Letter. Tenant shall have fifteen (15) business days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rent within which to accept such rental rate or to reasonably object thereto in writing. Failure of Tenant to so object in writing within Tenant’s Review Period shall conclusively be deemed its approval of the fair market rent determined by Landlord. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such fair market rent (including any “rent-free” concessions and tenant improvement allowances), using their good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to the fair market rent (including “rent free” concessions and tenant improvement allowances), and such determination shall be submitted to arbitration in accordance with Article 31D. Within five (5) business days following the decision of the arbitrator, Landlord and Tenant shall execute and deliver the Expansion Amendment.

ARTICLE 34

TENANT’S RIGHT TO BACKUP GENERATOR

A. Installation of Generator Equipment. Tenant shall have the right, at its sole cost and expense, to install a back-up electrical generator and related fuel lines, electrical lines, electrical power connections, electric riser space and meters and no more than two (2) above-ground fuel storage tanks with a total capacity of not more than two hundred (200) gallons (collectively, the “Generator Equipment”) at the Building outside of the Premises. The Generator Equipment shall be located in an area designated by Landlord, and reasonably acceptable to Tenant, in the parking lot adjacent to the south side of the Building. The Generator Equipment shall be used solely for emergencies (i.e., when electrical power is not otherwise available to the Premises), and Tenant shall use reasonable efforts to minimize noise from the Generator Equipment. Tenant also shall be allowed to test the Generator Equipment from time-to-time, provided that Tenant shall use reasonable efforts to minimize disturbance (including as a result of noise) or interference with other tenants of the Building. Tenant agrees to perform such tests only after normal business hours in the event their performance during normal business hours results in unreasonable disturbance or interference with other tenants of the Building.

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B. Required Permits. Tenant shall deliver to Landlord copies of all permits and other governmental registrations and approvals required by federal, state and local laws, decisions of the courts, and regulations, rules, directives, decrees, and orders of federal, state and local governmental authorities now or hereafter in effect applicable to the design, installation, location, maintenance, operation and removal of the Generator Equipment (“Legal Requirements”), including, without limitation, applicable requirements of the local fire department, local department of public health, and the Bay Area Air Quality Management District.

C. Compliance with Legal Requirements. Tenant shall, at its expense, keep the Generator Equipment in good condition and repair, and shall comply with all applicable Legal Requirements relating to the design, installation, location, maintenance, operation, removal and closure of the Generator Equipment, including, without limitation, to the extent applicable, requirements pertaining to leak detection, secondary containment, corrosion protection and integrity testing, general inspections, spill control and response, and inventory control. In the event of a release from the Generator Equipment, Tenant shall be the responsible party for all purposes under applicable Legal Requirements.

D. Hazardous Materials Releases. Tenant shall respond to any release of Hazardous Materials from the Generator Equipment immediately after Tenant becomes aware of such release, regardless of the amount of the release, and shall make all required governmental notifications in the event of a release. In the event of any release from the Generator Equipment, Tenant shall notify Landlord in writing of such release within twenty-four (24) hours after Tenant becomes aware thereof.

E. Inspection Rights. Landlord and its representatives shall have the right, at any reasonable time and from time to time, to inspect the Generator Equipment, to conduct testing and monitoring, and to review any permits, documents, materials, inventories, financial data, or notices or correspondence to or from private parties or governmental authorities in connection therewith (collectively, a “Generator Inspection”). In the event Landlord in good faith believes there has been a release from the Generator Equipment, all costs and expenses reasonably incurred by Landlord in connection with any Generator Inspection shall become due and payable by Tenant upon presentation by Landlord of an invoice therefor. Tenant shall maintain copies of all permits and other documentation relating to the Generator Equipment at the Premises.

F. Restrictions on Modifications. Tenant shall not modify all or any portion of the Generator Equipment in any manner, and shall not change the substance stored in the storage tanks, without first obtaining (i) the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion, and (ii) all governmental permits and approvals required for such modification.

G. Remedial Work. In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable Legal Requirements, as the result of the design, installation, location, maintenance, operation or removal of the Generator Equipment by Tenant, its assignees,

Ring Central, Inc. Lease	50

subtenants, or their respective agents, servants, employees, representatives and contractors, then at Landlord’s option either Tenant shall perform or cause to be performed the Remedial Work in compliance with such Legal Requirements or Landlord may cause such Remedial Work to be performed, and Tenant shall reimburse Landlord for all expenses incurred by Landlord in connection therewith within ten (10) days of demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractors, the consulting engineer, and Landlord’s reasonable attorneys fees and costs incurred in connection with monitoring or review of such Remedial Work.

H. Governmental Notices. Tenant shall immediately forward to Landlord copies of any and all notices, correspondence, warnings, guidance, or other written materials received from any governmental authority in connection with the Generator Equipment, the substances contained in the Generator Equipment, or Tenant’s operations in connection therewith.

I. Indemnity Obligations. Tenant’s indemnity obligations under Section 27.D of the Lease shall apply to the installation, maintenance, operation and removal of the Generator Equipment to the full extent as if such Generator Equipment was located within the Premises.

J. Removal of Generator Equipment. In the event the Generator Equipment is no longer desirable for Tenant’s use, and in any event prior to the expiration of the Term if required by Landlord, Tenant shall remove the Generator Equipment in accordance with applicable Legal Requirements and to the reasonable satisfaction of Landlord and restore the area in the vicinity of the Generator Equipment to the condition existing prior to installation thereof.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have duly executed this Lease with the Exhibits attached hereto, as of the date appearing on the first page of this Lease.

Landlord:	Tenant:

1400 FASHION ISLAND LLC,	RING CENTRAL, INC. ,
a Delaware limited liability company By: 1400 Manager, LLC,	a California corporation
a Delaware limited liability company	By: /s/ John Marlow
By: /s/ Sherrilyn Fisher	Name: John Marlow
Name: SHERRILYN FISHER	Title: VP Corp Development
Title: Secretary and Treasurer	By: /s/ Vladimir Shmunis
Name: Vladimir Shmunis
Title: CEO

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Certificate of Tenant

I, John Marlow, Secretary of RING CENTRAL, INC., a California corporation, hereby certify that the officers executing the foregoing Lease on behalf of Tenant is/are duly authorized to act on behalf of and bind the Tenant.

(Corporate Seal)                                              /s/ John Marlow                                                  Secretary

Date:

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EXHIBIT A

Plan Showing Property and Premises

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EXHIBIT B

Work Letter

1. General. The purpose of this Work Letter is to set forth how the interior improvements in the Premises (collectively, the “Tenant Improvements”) are to be constructed, who will construct the Tenant Improvements, who will pay for the construction of the Tenant Improvements, and the time schedule for completion of the construction of the Tenant Improvements. Except as defined in this Work Letter to the contrary, all terms utilized in this Work Letter shall have the same meaning as the defined terms in the Lease. The provisions of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

2. Selection of Designer/Architect. The Plans (defined below) shall be prepared by a designer or architect selected by Landlord and licensed in the State of California (collectively “Designer”) who is familiar with the Building and with all applicable laws, statutes, codes, rules or regulations, including regulations and procedures promulgated by Landlord (collectively “Laws”) applicable to tenant construction in the Building, and who is reasonably acceptable to Tenant.

3. Preparation of Plans and Construction Schedule and Procedures.

(a) Simultaneously with, or prior to, the execution and delivery by Tenant of the Lease, Tenant shall provide Landlord in writing with sufficient information, regarding the Tenant Improvements which Tenant desires to be constructed in the Premises, to permit the Designer to prepare “Working Drawings.” Landlord shall submit to Tenant Working Drawings prepared by the Designer within twenty-one (21) days after the execution of the Lease. Among the Tenant Improvements will be building standard finishes including new direct in-direct lighting fixtures, new ceiling tiles, bathroom expansion and the creation of a new server room.

(b) Tenant shall approve such Working Drawings within five (5) business days of receipt or designate by notice to Landlord the specific changes required to be made to the Working Drawings, which Landlord shall make as soon as reasonably possible.

(c) Landlord shall obtain and submit to Tenant within five (5) business days after Tenant has approved the Working Drawings, “Engineering Drawings” showing complete Plans for telephone outlets, electrical, plumbing work, heating, ventilating and air conditioning.

(d) Tenant shall approve such Engineering Drawings within five (5) business days of receipt or designate by notice to Landlord the specific changes required to be made to the Engineering Drawings, which Landlord shall make as soon as reasonably possible after receipt thereof.

(e) Within three (3) business days after Tenant has approved the Engineering Drawings, Landlord shall submit to Tenant final plans and specifications (collectively, “Plans”), which shall be defined as, and shall consist of, complete architectural plans (inclusive of Working Drawings and Engineering Drawings) and specifications necessary to allow the Contractor (defined below) to build the Tenant Improvements in accordance with the final Plans. The term “Tenant Improvements” shall mean all improvements shown on the final Plans as finally approved by Tenant

Ring Central, Inc. Lease	Exhibit B - Page 1

(f) Tenant shall approve such Plans within five (5) business days of receipt or designate by notice to Landlord the specific changes required to be made to such Plans, which Landlord shall make as soon as reasonably possible after receipt thereof.

(g) Tenant acknowledges that Landlord is not bidding out the construction of the Tenant Improvements to general contractors or subcontractors but, rather, Landlord will use its own contractors to perform said construction. Subject to Tenant Delays, delays beyond the control of Landlord, and the terms of the Lease, Landlord agrees that, once the Lease is fully executed and delivered by the parties hereto, Landlord shall then use its best efforts to expeditiously commence and work diligently toward the completion of the Tenant Improvements described in the Plans with the goal of tendering possession of the Premises to Tenant by July 1, 2011. Toward that end, Landlord shall instruct its contractors to diligently proceed with planning and constructing the Tenant Improvements with the goal of completing the Tenant Improvements on or before the Expected Completion Date as defined below.

(h) Landlord shall complete the Tenant Improvements (or cause same to be completed) in a good and workmanlike fashion and in accordance with all applicable laws.

(i) Any failure by Tenant to approve Working Drawings, Engineering Drawings or Plans within the time periods set forth above shall constitute Tenant Delays. Any failure by Tenant to comply with any other dates and time limits in this Work Letter that cause a delay in such construction, shall, subject to notice requirements set forth herein, automatically constitute “Tenant Delays.”

(j) Any change that Tenant makes to the Plans that delays Landlord in causing the Tenant Improvements to become Substantially Complete beyond the time that it would have otherwise taken to cause the Tenant Improvements to be Substantially Complete shall also constitute Tenant Delays.

(k) Landlord and Tenant agree to participate in periodic construction update meetings on such schedule as may be reasonably necessary to ensure the proper and timely completion of the Tenant Improvements, provided that such meetings may be conducted by telephone.

4.	Construction.

(a) Landlord shall make its best efforts to complete construction of the Tenant Improvements, indicated on the Plans, on or before July 1, 2011 (“Expected Completion Date”) (subject to Tenant Delays), consistent with industry custom and practice, and using Class-A workmanship, materials, and labor. Landlord will provide Tenant with “turnkey” Tenant Improvements so that Landlord will pay 100% of the Tenant Improvements provided that Tenant shall not request materials that exceed Landlord’s Building-Standard (the “Standard Costs”). The Standard Costs shall include all costs associated with the design and construction of the Tenant Improvements, including, without limitation, all building permit fees, payments to design consultants for services and disbursements, all demolition and other preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may

Ring Central, Inc. Lease	Exhibit B - Page 2

incur by any municipalities, including the cost of installing any additional electrical capacity or telecommunications capacity required by Tenant and not currently available in the Building and/or the Premises. Landlord acknowledges and agrees that it will not charge an oversight, management, move-in, move-out, elevator, or other fee in connection with either the Tenant Improvements or Tenant’s move into the Premises. To the extent the anticipated total cost of the Tenant Improvements exceeds the Standard Costs because Tenant specifically requests the use of materials that exceed Landlord’s Building-Standard, then fifty percent (50%) of the difference shall be paid by Tenant to Landlord at the time the construction contract is signed, with the remainder to be trued-up and paid upon completion of the Tenant Improvements. In the event that Tenant requests any changes to the Plans after same have been finalized, Landlord shall not unreasonably withhold, condition, or delay its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment, security system or appearance, but if such changes increase the total cost of the Tenant Improvements beyond the amount of the Standard Costs shown on the Plans, Tenant shall pay such increased costs to Landlord at such time as the request is approved by Landlord. The costs charged by Landlord to Tenant caused by Tenant’s requesting changes to the Tenant Improvements shall be the direct and reasonable amount of money Landlord has to pay out-of-pocket to cause the Tenant Improvements, as reflected by revised Plans, to be constructed above the costs that Landlord would have had to pay to cause the Tenant Improvements to be constructed if no changes had been made to the Plans.

(b) Any other actions of Tenant, or inaction by Tenant, that delay Landlord’s completing the Tenant Improvements shown on such Plans shall also constitute Tenant Delays. Whenever possible and practical, Landlord will utilize, for the construction of the Tenant Improvements, the items and materials designated in the Plans. However, if Landlord determines in its reasonable judgment that it is not practical or efficient to use such material or that using such materials will cause a significant delay in completing the Tenant Improvements, then Landlord shall have the right, upon receipt of Tenant’s consent, which consent shall not be unreasonably withheld or delayed, to substitute equal or better quality items and materials. If Tenant refuses to grant such consent, and Landlord is delayed in causing the Tenant Improvements to be Substantially Complete because of Tenant’s failure to permit the substitution of comparable items and materials, such delay shall constitute Tenant Delays.

(c) The obligation of Landlord to proceed with the construction of the Tenant Improvements shall be suspended without further act of the parties during any such time as there exists an Event of Default under the Lease.

5. Notice of Tenant Delays. Landlord shall notify Tenant as soon as Landlord becomes aware of an act or failure to act by Tenant that would constitute a Tenant Delay under this Work Letter.

6. (a) Substantial Completion. For purposes of this Work Letter and the Lease, “Substantial Completion,” “Substantially Completed,” and words of similar import, shall mean that all of the following have occurred in their entirety: (i) Landlord reasonably determines that the construction of the Tenant Improvements in the Premises has been completed in accordance with the approved Plans; (ii) Landlord determines that there remains only minor and immaterial unfinished portions of the Tenant Improvements, the incompletion of which will not interfere with Tenant’s use, enjoyment of, or access to, the Premises; (iii) the City of San Mateo, California, has issued a permanent certificate of occupancy for the Premises and the Tenant Improvements; and (iv) Landlord notifies Tenant in writing that Landlord is thereby tendering continuous, uninterrupted, and unencumbered access to, and possession of, the Premises.

Ring Central, Inc. Lease	Exhibit B - Page 3

(b) Delay of the Substantial Completion of the Premises. Except as provided in this Section 6(b), the Commencement Date shall occur as set forth in the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Improvements in the Premises as a result of any Tenant Delays then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements in the Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delays had occurred.

7. Miscellaneous. If no other response time is stated in this Work Letter, a party shall have one

(1) business day to respond to a request for information, consent or approval (or similar request) from the other party. Tenant hereby designates John Marlow as its sole representative with respect to the matters set forth in this Work Letter, which representative shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter, and Landlord shall, until further notice, be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant. Landlord hereby designates Jim Smolinski as its sole representatives with respect to the matters set forth in this Work Letter, which representative, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter, and Tenant shall, until further notice, be entitled to rely upon the decisions and agreements made by such representative as binding upon Landlord.

8. Punch List. When Landlord is of the opinion that the Tenant Improvements are Substantially Complete, Landlord shall notify Tenant of same, and the two parties shall select a mutually convenient time and date to walk through the Premises for the purposes of inspection. At such time, Tenant shall make a list of items (“Punch List”) that appear incomplete or unfinished (Tenant shall have the right to add to such list within fifteen (15) days after the Commencement Date). Within thirty (30) days after receipt of the Punch List (and thereafter within thirty (30) days after receipt of any additional items to the Punch List), Landlord shall fully complete all such items on the Punch List, using its best efforts not to interfere with Tenant’s use and enjoyment of the Premises when completing such unfinished items.

Ring Central, Inc. Lease	Exhibit B - Page 4

EXHIBIT B-1

Space Plan

Ring Central, Inc. Lease	Exhibit B-1

EXHIBIT B-2

TENANT’S WORK

Tenant will install the following items at Tenant’s sole cost and expense:

1.	Telephone/Data Cabling or wiring and Equipment

2.	Above-standard electrical

2.	Furniture

3.	Office Equipment

4.	Trade Fixtures

5.	Other necessary items not included in the Tenant Improvements.

Exhibit B-2

EXHIBIT B-3

Contractor’s Insurance Requirements

1. Workers Compensation Insurance as required by the laws and regulations of the State of California, and Employers’ Liability Insurance ($1,000,000 limit) shall be carried by each contractor covering all persons employed or deemed to be employed by contractor in connection with the work.

2. Commercial general liability including bodily injury, property damage and personal injury with a combined single limit of not less than $1,000,000 per project, per occurrence shall be carried by contractor. Coverage shall be on an occurrence form and shall include products & completed operations coverage. Underground explosion & collapse coverage shall be included where applicable.

3. Contractor shall carry Business Automobile liability with a liability limit of not less than $1,000,000 per occurrence applying to all contractor’s owned, non-owned and hired automobiles.

4. Commercial umbrella excess liability with a limit not less than $1,000,000 per occurrence/aggregate applicable in excess of the underlying general, automobile and employers’ liability coverages.

5. Each policy shall name as additional insured and shall protect Tenant and the Landlord from all claims for injury or damage within the limits stated above on which claims may arise from any and all operations under this Amendment; whether such operations are by contractor or anyone directly or indirectly employed by contractor. The policy endorsement must be delivered to Tenant and Landlord with Certificates of Insurance as required below.

6. Contractor’s insurance shall be primary coverage: Tenant and Landlord’s insurance shall be excess and noncontributory.

7. All insurance shall be carried with responsible companies (A.M. Best rated A—VII or better), and satisfactory proof of same shall be furnished to Tenant and Landlord.

8. Before contractor performs any work at, or delivers materials to the property, contractor shall deliver to Tenant and Landlord original Certificates of Insurance including additional insured endorsement evidencing the foregoing insurance coverage. Such certificates of Insurance shall provide that the insurance is in force and will not be canceled without thirty (30) days written notice to Tenant and Landlord.

9. Contractor shall also require that any of their subcontractors also maintain the foregoing insurance requirements. Contractor shall maintain current certificates of insurance evidencing such for all subcontractors in any way connected with work being performed at this property.

Ring Central, Inc. Lease	EXHIBIT “B-3”

EXHIBIT C

Building’s Rules and Regulations

and Janitorial Specifications

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls of the Building shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the premises demised to any tenant or occupant.

2. No awnings or other projection shall be attached to the outside walls or windows of the Building without the prior consent of Landlord. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the premises demised to any tenant or occupant, without the prior consent of Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in a manner, approved by Landlord.

3. No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside or inside of the premises demised to any tenant or occupant of the Building without the prior consent of Landlord. Interior signs on doors and directory tables, if any, shall be of a size, color and style approved by Landlord.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit tight and air into the halls, passageways or other public places in the Building shall not be covered or obstructed, nor shall any bottles, parcels, or other articles be placed on any window silts.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors, vestibules or other public parts of the Building.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. No tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, explosive or hazardous fluid, materials, chemical or substance in or about the premises demised to such tenant.

7. No tenant or occupant shall mark, paint, drill into, or in any way deface any part of the Building or the premises demised to such tenant or occupant. No boring, cutting or stringing of wires shall be permitted, except with the prior consent of Landlord, and as Landlord may direct. No tenant or occupant shall install any resilient tile or similar floor covering in the premises demised to such tenant or occupant except in a manner approved by Landlord,

8. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the premises demised to any tenant. No cooking shall be done or permitted in the Building by any tenant without the approval of the Landlord. No tenant shall cause or permit any unusual or objectionable odors to emanate from the premises demised to such tenant. Landlord reserves the right to designate smoking areas in or around the Building.

Ring Central, Inc. Lease	EXHIBIT “C” – Page 1

9. No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods, or property of any kind at auction, without the prior consent of Landlord.

10. No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set or other audio device, unmusical noise, whistling, singing, or in any other way. Nothing shall be thrown out of any doors or window.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made in locks or the mechanism thereof. Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant.

12. All removals from the Building, or the carrying in or out of the Building or the premises demised to any tenant, of any safes, freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord or its agents may determine, from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the Rules and Regulations or the provisions of such tenant’s lease.

13. No tenant shall use or occupy, or permit any portion of the premises demised to such tenant to be used or occupied, as an office for a public stenographer or typist, or to a barber or manicure shop, or as an employment bureau. No tenant or occupant shall engage or pay any employees in the Building, except those actually working for such tenant or occupant in the Building, nor advertise for laborers giving an address at the Building.

14. No tenant or occupant shall purchase spring water, ice, food, beverage, lighting maintenance, cleaning towels or other like service, from any company or person not approved by Landlord. No vending machines of any description shall be installed, maintained or operated upon the premises demised to any tenant without the prior consent of Landlord.

15. Landlord shall have the right to prohibit any advertising by any tenant or occupant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant or occupant shall refrain from or discontinue such advertising.

16. Landlord reserves the right to exclude from the Building, between the hours of 6:00 P.M. and 8:00 A.M. on business days and at all hours on Saturdays, Sundays and holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to persons for whom any tenant requests such passes. Each tenant shall be responsible for all persons for whom it requests such passes and shall be liable to Landlord for all acts of such persons.

17. Each tenant, before closing and leaving the premises demised to such tenant at any time, shall see that all entrance doors are locked and all windows closed. Corridor doors, when not in use, shall be kept closed.

Ring Central, Inc. Lease	EXHIBIT “C” – Page 2

18. Each tenant shall, at its expense, provide artificial light in the premises demised to such tenant for Landlord’s agents, contractors and employees while performing janitorial or other cleaning services and making repairs or alterations in said premises.

19. No premises shall be used, or permitted to be used for lodging or sleeping, or for any immoral or illegal purposes.

20. The requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant or occupant to perform, and work outside of their regular duties, unless under specific instructions from the office of Landlord.

21. Canvassing, soliciting and peddling in the Building are prohibited and each tenant and occupant shall cooperate in seeking their prevention.

22. There shall not be used in the Building, either by any tenant or occupant or by their agents or contractors, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require.

23. If the Premises demised to any tenant become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.

24. No premises shall be used, or permitted to be used, at any time, without the prior approval of Landlord, as a store for the sale or display of goods, wares or merchandise of any kind, or as a restaurant, shop, booth, bootblack or other stand, or for the conduct of any business or occupation which predominantly involves direct patronage of the general public in the premises demised to such tenant, or for manufacturing or for other similar purposes.

25. No tenant shall clean any window in the Building from the outside.

26, No tenant shall move, or permit to be moved, into or out of the Building or the premises demised to such tenant, any heavy or bulky matter, without the specific approval of Landlord. If any such matter requires special handling, only a qualified person shall be employed to perform such special handling. No tenant shall place, or permit to be placed, on any part of the floor or floors of the premises demised to such tenant, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of safes and other heavy matter, which must be placed so as to distribute the weight.

27. Landlord shall provide and maintain an alphabetical directory board in the first floor (main lobby) of the Building and no other directory shall be permitted without the prior consent of Landlord. Each tenant shall be allowed one line on such board unless otherwise agreed to in writing.

Ring Central, Inc. Lease	EXHIBIT “C” – Page 3

28. With respect to work being performed by a tenant in its premises with the approval of Landlord, the tenant shall refer all contractors, contractors’ representatives and installation technicians to Landlord for its supervision, approval and control prior to the performance of any work or services. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of every nature affecting floors, walls, woodwork, trim, ceilings, equipment and any other physical portion of the Building.

29. Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry from the premises of tenants or public rooms whether or not such loss occurs when the Building or the premises are locked against entry.

30. Landlord shall not permit entrance to the premises of tenants by use of pass keys controlled by Landlord, to any person at any time without written permission from such tenant, except employees, contractors, or service personnel directly supervised by Landlord and employees of the United States Postal Service.

31. Each tenant and all of tenant’s employees and invitees shall observe and comply with the driving and parking signs and markers on the Land surrounding the Building, and Landlord shall not be responsible for any damage to any vehicle towed because of noncompliance with parking regulations.

32. Without Landlord’s prior approval, no tenant shall install any radio or television antenna, loudspeaker, music system or other device on the roof or exterior walls of the Building or on common walls with adjacent tenants.

33. Each tenant shall store all trash and garbage within its premises or in such other areas specifically designated by Landlord. No materials shall be placed in the trash boxes or receptacles in the Building unless such materials may be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage and will not result in a violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

34. No tenant shall employ any persons other than the janitor or Landlord for the purpose of cleaning its premises without the prior consent of Landlord. No tenant shall cause any unnecessary labor by reason of its carelessness or indifference in the preservation of good order and cleanliness. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include beating of carpets or rugs or moving of furniture or other special services. Janitor service shall be furnished Mondays through Fridays, legal holidays excepted; janitor service will not be furnished to areas which are occupied after 9:30 P.M. Window cleaning shall be done only by Landlord, and only between 6:00 A.M. and 5:00 P.M.

Ring Central, Inc. Lease	EXHIBIT “C” – Page 4

EXHIBIT D

Commencement Date Confirmation

Attached to and made a part of the Lease dated as of the April 1, 2011 entered into and by 1400 FASHION ISLAND LLC, a Delaware limited liability company, as Landlord, and RING CENTRAL, INC., a California corporation, as Tenant.

Landlord and Tenant do hereby declare that possession of the Premises was accepted by Tenant on the                 day of                         , 2011. The Premises required to be constructed and finished by Landlord in accordance with the provisions of the Lease have been satisfactorily completed by Landlord and accepted by Tenant, the Lease is now in full force and effect, and as of the date hereof, Landlord has fulfilled all of its obligations under the Lease. The Lease Commencement Date is hereby established as                             , 2011. The Term of this Lease shall terminate on                         , 2016.

Additionally, the Temporary Space Termination is, therefore, .

Landlord:	Tenant:

1400 FASHION ISLAND LLC,	RING CENTRAL, INC.,
a Delaware limited liability company By: 1400 Manager, LLC,	a California corporation
a Delaware limited liability company	By:
By:	Name:
Name: SHERRILYN FISHER	Title:
Title: Secretary and Treasurer	By:
Name:
Title:

Ring Central, Inc.	EXHIBIT “D”